UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Craig S. Wittlin, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 (585) 231-1260	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-5947

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on June 3, 2016

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company’s corporate headquarters located at 220 Liberty Street, Warsaw, New York 14569 on Friday, June 3, 2016, at 10:00 a.m. (the “Annual Meeting”) for the following purposes:

1.	Election of Directors. To elect four directors, each to serve until the Company’s 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

2.	Advisory Vote on Executive Compensation. To vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers for the fiscal year ended December 31, 2015, as described in the “Compensation Discussion and Analysis,” executive compensation tables and enclosed narrative disclosures in this proxy statement (commonly referred to as a “say on pay” vote);

3.	Ratification of Independent Registered Public Accounting Firm. To vote on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

4.	Other Business. To transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

The record date for the Annual Meeting is April 11, 2016. Only our shareholders of record at the close of business on that date may vote at the meeting or at any adjournment or postponement of the meeting. A copy of our Annual Report to Shareholders, including our Annual Report on Form 10-K, for the fiscal year ended December 31, 2015 (“annual report”) is being mailed with this Proxy Statement.

As you may be aware, we have received notice from MHC Mutual Conversion Fund, L.P., a Texas limited partnership (“MHC Mutual”) and an affiliate of Clover Partners, L.P., a Texas limited partnership (“Clover Partners”), which owns approximately 5.5% of the Company’s common stock, expressing the intention of MHC Mutual to nominate two director candidates for election to our Board of Directors at the 2016 Annual Meeting. We do not endorse the election of any such MHC Mutual candidates as director. You may receive proxy solicitation materials from MHC Mutual, Clover Partners and/or other participants in their proxy solicitation (collectively, the “Clover Group”) or other persons or entities affiliated with the Clover Group, including an opposition proxy statement and proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Clover Group contained in any proxy solicitation materials filed or disseminated by the Clover Group or any other statements that they may otherwise make.

Our Board of Directors does not endorse any of the Clover Group’s director candidates and unanimously recommends that you vote “FOR” each of the nominees proposed by our Board of Directors using only the BLUE proxy card or by following the instructions to vote your shares over the Internet, by telephone or in person at the Annual Meeting.

Your Board of Directors strongly urges you NOT to sign or return any white proxy card or voting instruction form that the Clover Group may send to you, even as a protest vote against the Clover Group or any of the Clover Group’s director candidates. Even a “WITHHOLD” vote with respect to Clover’s director candidates on its white proxy card will cancel any previously submitted BLUE proxy card vote. If you do sign a proxy card sent to you by the Clover Group, however, you have the right to change your vote by using the enclosed BLUE proxy card. Only the latest dated proxy card you vote will be counted.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. You may vote by mail, telephone or Internet. Instructions for voting by Internet or telephone are provided on the enclosed BLUE proxy card or the voting instructions provided by your broker.

Please read the attached proxy statement in its entirety, as it contains important information you need to know to vote at the Annual Meeting.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor: Morrow & Co., LLC, toll free at (800) 662-5200 or (203) 658-9400.

By Order of the Board of Directors

Sonia M. Dumbleton
Corporate Secretary

Warsaw, New York

April 19, 2016

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be held on June 3, 2016

Our Proxy Statement is attached. Financial and other information concerning our company is contained in our Annual Report to Shareholders for the year ended December 31, 2015. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the Proxy Statement, annual report and a BLUE proxy card, and by notifying you of the availability of these proxy materials on the Internet. This Proxy Statement and our annual report are available at www.morrowco.com/FISI.

April 19, 2016

Dear Fellow Shareholders:

I am privileged to serve as Chairman of the Board of Directors of Financial Institutions, Inc. It is the responsibility of the Board to ensure good governance of the company and to oversee its strategic and operational initiatives in a manner that both creates and protects long-term shareholder value.

The Board focused on a number of key initiatives in 2015:

Strategy and Risk Management

In 2015, the Board remained highly engaged in overseeing the implementation of the company’s strategic plan. We approved the company’s rolling three-year strategic plan in November of 2014 at the conclusion of a rigorous and collaborative planning process between the Board and management with input from external industry experts. The strategic plan is regularly reviewed by the Board and was last updated and reaffirmed in August 2015.

The purpose of the strategic plan is to define a clear path and decision-making framework for achieving enhanced shareholder value, as measured by total shareholder return. We are focused on:

•	Strategic Leadership

•	Profit and Capital

•	Customer Loyalty

•	Business Growth

•	Dynamic and Scalable Foundation

•	Strong Regulatory Relationships

Each focus area has related goals and initiatives that form the basis for both long-term strategic decisions and annual business plans.

During the past year, the Board devoted significant time and discussion to a review of the execution of the plan and analysis of investments for driving future growth. The acquisition of Courier Capital represents a key strategic milestone that will contribute to increasing non-interest revenues, reducing reliance on net interest income while raising the company’s profile in a larger organic growth market that supports the further development of our core banking franchise.

The Board also devoted substantial time to the enterprise risk management process in 2015. Enterprise risk management is a disciplined methodology for assessing, measuring and balancing both risk and reward in pursuit of our strategy and objectives and the Board’s participation in the process assures alignment with our shareholders. The Board actively participated in the assessment and approval of an overall risk framework for the company which is designed to link the strategic and risk management processes and addresses the types and magnitude of risk related to the achievement of the strategic, financial and value creation objectives.

Importantly, we are proud of the progress that we have made – and continue to make – in growing our core business. Over the past three years, under Marty Birmingham’s leadership, we have witnessed solid market cap growth of over $150 million or 59%; and we have generated a 3-year total shareholder return of 67%, which is in the top quartile of our peer group.

Engagement

The Board is committed to open and constructive dialogue with shareholders and other key constituents. Feedback from our shareholders allows us to more effectively understand shareholder input and priorities. We routinely receive feedback from a broad cross-section of our investor base through a combination of formal Board and Management presentations and informal conversations.

The Board also takes an active role in the company’s relationship with its regulators through both meetings and conferences. It is critical for the Board to understand the focus and perspective of our regulators given the importance of the regulatory environment in which we operate. Finally, we interact with customers and key community leaders in the markets we serve to gain further insights on our performance and underlying opportunities.

Executive Compensation

The Board remains committed to establishing effective and transparent executive compensation programs that align the interests of our executive leadership team with shareholders. Our programs are designed to incentivize both annual and longer-term performance that aligns to company strategy and generation of shareholder value. We regularly review best practices and solicit feedback from our shareholders, which resulted in several changes to the design of key elements of our compensation program in 2015, including decreasing the weighting of the annual cash incentive and increasing the weighting of long-term equity incentives in an equivalent total compensation opportunity for executives.

Talent Development and Succession Planning

Oversight of talent development and succession planning has been – and continues to be – an important component of the Board’s governance responsibilities. We routinely discussed key talent indicators with management, met with high-potential leaders and executed against our succession plan. In 2015, we actively monitored the conclusion of a disciplined, multi-year management succession process associated with the planned retirement of our Chief Operating Officer resulting in the expansion of our Executive Management Committee to include the Commercial and Retail Banking Executives and the Chief Information Officer. This action deepens the executive talent pool and expands succession opportunities across the organization.

Board Effectiveness and Composition

We meet and speak frequently, both in formal meetings and in informal discussions between directors and management. We are also keenly aware that our shareholders, regulators and other constituents are focused on the composition of our Board. Our review of our Board’s composition is an ongoing process, focused on ensuring that the Board combines the right mix of skills and qualifications. The Board implements a thorough and thoughtful evaluation process in line with our duty to be effective stewards of shareholder capital. In fact, over the past three years we’ve nominated three new independent directors, underscoring our efforts to attract talented, experienced and diverse professionals to our Board.

Our two newest directors, Bob Glaser and Andy Dorn have brought deep market knowledge in addition to banking and financial expertise to the Board.

We are pleased to include Kim VanGelder in the slate of director nominees this year as well. As the Chief Information Officer for Eastman Kodak, the Rochester-headquartered global technology company focused on imaging, Kim’s expertise in cyber security and information technology will add a unique and important perspective as we continue to strengthen our regulatory compliance procedures, and ensure that our technology security systems and standards are best-in-class.

I also want to note that after nine years of distinguished service, Jim Robinson will not stand for re-election to the Board. Jim’s extensive business and market knowledge, judgment and leadership made him an invaluable voice on our Board. His deep understanding of our business and culture has benefitted the company enormously. We thank him for his dedication and leadership to the company.

Conclusion

We are pleased with the performance of our company and the progress that has been made in support of sustained long-term shareholder value since the change in management three years ago. I look forward to the opportunity to continue serving as your Chairman and contributing to the bright future of the company. Thank you for your support.

Sincerely,

Robert N. Latella Chairman of the Board

IMPORTANT

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed BLUE proxy card and return it in the enclosed postage-paid envelope promptly.

All shareholders are invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, we respectfully urge you to sign, date and return the enclosed BLUE proxy card as promptly as possible. Shareholders who execute a proxy card may nevertheless attend the Annual Meeting, revoke their proxy and vote their shares in person. “Street name” shareholders who wish to vote their shares in person will need to obtain a legal proxy from the bank, broker or other nominee in whose name their shares are registered. The instructions for voting by Internet or telephone are provided on your proxy card.

THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY white PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE CLOVER GROUP OR ANY PERSON OTHER THAN THE COMPANY EVEN AS A PROTEST VOTE AGAINST THE CLOVER GROUP OR ANY OF CLOVER’S NOMINEES. Any white proxy card you sign and return from the Clover Group for any reason could invalidate previous BLUE proxy cards sent by you to support the Company’s Board of Directors.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the 2016 Annual Meeting as described in this proxy statement.

IMPORTANT!

PLEASE VOTE THE BLUE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY white PROXY CARD OR VOTING

INSTRUCTION FORM SENT TO YOU BY THE CLOVER GROUP

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed BLUE proxy card.

If you have any questions or need assistance in voting

your shares, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders Call Toll Free: (800) 662-5200 Banks and Brokers Call Collect: (203) 658-9400

FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

PROXY STATEMENT

INTRODUCTION

The Financial Institutions, Inc. Board of Directors (the “Board”) is using this Proxy Statement to solicit proxies from the holders of its common stock for use at the Financial Institutions, Inc. 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof (the “meeting” or the “Annual Meeting”). The notice of meeting, this Proxy Statement and the enclosed form of BLUE proxy card are first being mailed to our shareholders on or about April 19, 2016. In this Proxy Statement, we may also refer to Financial Institutions, Inc. and its subsidiaries as “Financial Institutions,” the “Company,” “we,” “our” or “us”.

Financial Institutions is the holding company for Five Star Bank, Scott Danahy Naylon, LLC and Courier Capital, LLC. In this Proxy Statement, we may also refer to Five Star Bank as the “Bank”.

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

What are the date, time and place of the meeting?

Date:	June 3, 2016
Time:	10:00 a.m., local time
Place:	Corporate Headquarters of Financial Institutions, Inc.
220 Liberty Street
Warsaw, New York 14569

What matters are to be voted upon at the meeting?

At the meeting, record holders of our common stock as of April 11, 2016 will consider and vote on proposals to:

¡	Elect four directors, each to serve for a term expiring at the Company’s 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified (see “Proposal 1 – Election of Directors” on page 17);

¡	Approve a non-binding, advisory resolution to approve the compensation paid to our named executive officers for the fiscal year ended December 31, 2015, as described in the “Compensation Discussion and Analysis,” executive compensation tables and enclosed narrative disclosures in this proxy statement (see “Proposal 2 - Advisory Vote to Approve the Compensation of Our Named Executive Officers” on page 60);

¡	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see “Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm” on page 63).

As of the date of this Proxy Statement, these three proposals are the only matters that our Board of Directors intends to present at the Annual Meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the Annual Meeting, the persons named on the enclosed BLUE proxy card will vote on these other matters in their discretion, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Will there be a proxy contest at the Annual Meeting?

We have received notice from MHC Mutual Conversion Fund, L.P., a Texas limited partnership (“MHC Mutual”) and an affiliate of Clover Partners, L.P., a Texas limited partnership (“Clover Partners”), which owns approximately 5.5% of the Company’s common stock, expressing the intention of MHC Mutual to nominate two director candidates for election to our Board of Directors at the 2016 Annual Meeting. We do not endorse the election of any such MHC Mutual candidates as director. You may receive proxy solicitation materials from MHC Mutual, Clover Partners and/or other participants in its proxy solicitation (collectively, the “Clover Group”) or other persons or entities affiliated with the Clover Group, including an opposition proxy statement and proxy card. Please be advised that we are not responsible for the accuracy of any information provided by or relating to the Clover Group contained in any proxy solicitation materials filed or disseminated by the Clover Group or any other statements that they may otherwise make.

You may receive multiple mailings from the Clover Group. You will also likely receive multiple mailings from the Company prior to the date of the Annual Meeting, so that our shareholders have our latest proxy information and materials to vote. Proxy cards provided by the Company will be BLUE. Please see “What should I do if I receive a proxy card from the Clover Group?” and “What does it mean if I receive more than one BLUE proxy card or voting instruction form?” below for more information.

Our Board does not endorse any of the Clover Group’s director candidates and unanimously recommends that you vote “FOR” each of the nominees proposed by the Board using the BLUE proxy card or by following the instructions for voting over the Internet, by telephone or in person at the Annual Meeting. Our Board strongly urges you NOT to sign or return any white proxy card sent to you by the Clover Group. If you have previously submitted a white proxy card sent to you by the Clover Group, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the Annual Meeting by casting a later-dated vote using the enclosed BLUE proxy card or voting over the Internet, by telephone or in person at the Annual Meeting. Only the latest dated, valid proxy you submit will be counted.

What should I do if I receive a proxy card from the Clover Group?

Our Board does not endorse any of the Clover Group’s director candidates and strongly urges you NOT to sign or return any proxy card or voting instruction form that you may receive from the Clover Group or any person other than the Company, even as a protest vote against the Clover Group or any of the Clover Group’s director candidates. Voting to “WITHHOLD” with respect to any of the Clover Group’s director candidates on its proxy card is not the same as voting for our Board’s nominees because a vote to “WITHHOLD” with respect to any of the Clover Group’s director candidates on its proxy card will revoke any proxy you previously submitted

How does the Board recommend that I vote?

The Board recommends that you vote:

¡	FOR the election of each of the four nominees for director named in this Proxy Statement (Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff), each to serve for a term expiring at the Company’s 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

¡	FOR the proposal to approve a non-binding, advisory resolution to approve the compensation paid to our named executive officers for the fiscal year ended December 31, 2015, as described in the “Compensation Discussion and Analysis,” executive compensation tables and enclosed narrative disclosures in this proxy statement; and

¡	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Our Board strongly urges you NOT to sign or return any white proxy card sent to you by the Clover Group.

Who can vote at the meeting?

Our shareholders of record as of the close of business on April 11, 2016 are entitled to vote (in person or by proxy) at the Annual Meeting and at any postponement or adjournment thereof. On that date, there were 14,495,083 shares of our common stock (each, a share) outstanding and entitled to vote. No securities other than our common stock are entitled to be voted at the Annual Meeting.

How many shares must be present to conduct the meeting?

We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the shares entitled to vote. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, by mail or that are represented in person at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes, which are described below, will be counted for the purpose of determining the existence of a quorum. An inspector of elections appointed for the meeting will determine whether a quorum is present and will tabulate votes cast by proxy or in person at the meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of your shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, you have the right to direct your broker or other intermediary on how to vote and you are also invited to attend the meeting. Since a beneficial owner is not the record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or other intermediary that holds your shares, giving you the right to vote your shares at the meeting. Your broker or other intermediary has provided you with instructions regarding how to direct the voting of your shares.

How do I vote before the meeting?

If you are a record holder, you may vote your shares by mail by completing, signing and returning the enclosed BLUE proxy card. For your convenience, you may also vote your shares by telephone or via the internet by following the instructions on the enclosed BLUE proxy card. If you vote by telephone or via the Internet, you do not need to return your BLUE proxy card.

If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction form provided by your broker.

By completing and returning a BLUE instruction card, participants in the Financial Institutions, Inc. 401(k) Retirement Savings Plan (which we refer to as the “Plan”) who hold shares of our common stock in their Plan accounts, direct the trustee of the Plan to vote these shares as indicated on the BLUE instruction card. Any shares in a Plan account for which no instruction is received will not be voted. With respect to the election of directors (Proposal 1), you may either vote for all four of the nominees to the Board of Directors named on the enclosed BLUE proxy card, withhold authority to vote for any of the Board’s nominee(s) you specify or you may withhold authority to vote for all of the Board’s nominees as a group. For the proposal to approve a non-binding, advisory resolution to approve the compensation paid to our named executive officers for the fiscal year ended December 31, 2015 (Proposal 2) and the proposal to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 3) you may vote for, against or abstain from voting.

If you have any questions or need assistance in voting your shares or authorizing your proxy, please call Morrow & Co., which is the firm assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

May I vote at the meeting?

Yes, you may vote your shares at the meeting if you attend in person. If your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming (1) your beneficial ownership of the shares, (2) that the broker, bank, or other nominee is not voting the shares at the meeting, and (3) granting you a legal proxy to vote the shares in person or at the meeting. You will not be able to vote shares you hold in street name through a bank, broker or other nominee in person at the Annual Meeting unless you have a legal proxy from that bank, broker or other nominee issued in your name giving you the right to vote your shares. For information on how to obtain directions to the Annual Meeting, please contact us at (585) 786-1100. Even if you plan to attend the meeting in person, we recommend that you also submit your BLUE proxy card or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person.

What does it mean if I receive more than one BLUE proxy card or voting instruction form?

You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple BLUE proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one BLUE proxy card. To ensure that all of your shares are voted, please vote using each BLUE proxy card or voting instruction form you receive or, if you vote by Internet or telephone, you will need to enter each of your Control Numbers. Remember, you may vote by telephone, Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided, or by voting by ballot at the Annual Meeting.

As previously noted, MHC Mutual, an affiliate of Clover Partners and a member of the Clover Group, has provided us with a notice indicating that it intends to nominate two director candidates for election as directors at the 2016 Annual Meeting. As a result, you may receive proxy cards from both the Company and the Clover Group. To ensure that shareholders have the Company’s latest proxy information and materials to vote, the Board may conduct multiple mailings prior to the date of the Annual Meeting, each of which will include a BLUE proxy card. The Board encourages you to vote each BLUE proxy card you receive.

THE BOARD STRONGLY URGES YOU TO REVOKE ANY PROXY CARD YOU MAY HAVE RETURNED WHICH YOU RECEIVED FROM THE CLOVER GROUP. Even a “WITHHOLD” vote with respect to the Clover Group’s director candidates on their proxy card will cancel any previously submitted BLUE proxy card.

THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY white PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE CLOVER GROUP, EVEN AS A PROTEST VOTE AGAINST THE CLOVER GROUP OR THE CLOVER GROUP’S DIRECTOR CANDIDATES.

How many votes do I have?

Each share that you own as of the close of business on April 11, 2016 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on April 11, 2016, there were 14,495,083 shares of our common stock outstanding. Holders of our common stock do not have cumulative voting rights.

Can I change my vote or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

¡	Properly submitting a later dated proxy;

¡	Notifying the Corporate Secretary of Financial Institutions in writing before the meeting that you have revoked your proxy; or

¡	Voting in person at the meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question above entitled “May I vote at the meeting?.”

If you have previously signed a proxy card sent to you by the Clover Group, you may change your vote by marking, signing, dating and returning the BLUE proxy card or by voting by telephone, via the Internet or in person at the Annual Meeting. Only the latest dated, valid proxy that you submit will be counted. Submitting a proxy card sent to you by the Clover Group will revoke votes you have previously made via the Company’s BLUE proxy card.

How are my shares voted if I submit a proxy but do not specify how I want to vote?

If you submit a properly executed BLUE proxy card and specify how you want to vote, the persons named on the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

¡	FOR the election of each of the four nominees for director named in this Proxy Statement (Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff), each to serve for a term expiring at the Company’s 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

¡	FOR the proposal to approve a non-binding, advisory resolution to approve the compensation paid to our named executive officers for the fiscal year ended December 31, 2015, as described in the “Compensation Discussion and Analysis,” executive compensation tables and enclosed narrative disclosures in this proxy statement; and

¡	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

With respect to the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof, subject to compliance with Rule 14a-4(c) of the Exchange Act, each proxy received will be voted in accordance with the best judgment of the persons named on the enclosed BLUE proxy card. At this time, except as otherwise disclosed in this proxy statement, the Board of Directors knows of no such other business.

What is a broker non-vote?

If you are a beneficial owner whose shares of record are held by a broker, you may instruct your broker how to vote your shares. If you do not give instructions to your broker, the broker will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to NASDAQ-listed companies, brokers have the discretion to vote on routine matters, but do not have discretion to vote on non-routine matters. Because the Annual Meeting is expected to be the subject of a contested solicitation all proposals at the Annual Meeting are considered “non-

routine” and therefore your bank, broker or other nominee does not have the authority to vote on a proposal at the Annual Meeting if you do not provide voting instructions with respect to such proposal.

A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of the shares and the broker cannot vote the shares because the matter is not considered a routine matter under NYSE rules. Broker non-votes, if any, will be counted for purposes of calculating whether a quorum is present at the meeting, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the BLUE voting instruction form you receive from your broker. Please return your BLUE voting instruction form to your broker and contact the person responsible for your account to ensure that a proxy is voted on your behalf. Because the Annual Meeting is expected to be the subject of a contested solicitation, if you do not provide timely instructions, your broker does not have the authority to vote on any proposals at the Annual Meeting.

What vote is required to elect directors?

Our shareholders elect directors by a plurality vote, which means that the four director nominees for election who receive the highest number of “FOR” votes will be elected as directors.

If your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, the bank, broker or other nominee cannot vote such shares for the election of directors. If you do not vote for the election of directors because the authority to vote is withheld, because a proxy is not returned, because the broker holding the shares does not vote, or because of some other reason, the shares will not count in determining the total number of votes for each nominee. BLUE proxy cards signed and returned to the Company unmarked will be voted FOR the Board’s four (4) highly qualified and very experienced nominees (Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff).

What vote is required to approve the non-binding, advisory resolution to approve the compensation paid to our named executive officers?

This matter is being submitted to enable our shareholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers for the year ended December 31, 2015. In order to be approved on an advisory, non-binding basis, this proposal must receive the “FOR” vote of a majority of the votes cast on the matter. Abstentions will have no effect on the proposal. Broker non-votes will also have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Although the advisory vote on the compensation of our named executive officers is non-binding, our Management Development & Compensation Committee values the opinions expressed by our shareholders in their vote on this proposal and will review the results of the vote and evaluate whether any actions are necessary to address such results.

What vote is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm?

In order for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 to be approved, this proposal must receive the “FOR” vote of a majority of the votes cast on the matter. If your shares are held by a bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on this proposal. Shares held in street name by banks, brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on this proposal will not be counted as votes FOR or AGAINST this Proposal and will be treated as broker non-votes. Broker non-votes will have no effect on the voting on this proposal. If you vote to ABSTAIN on this proposal, your shares will not be voted FOR or AGAINST the proposal, will not be counted as votes cast or shares withheld on this proposal and, accordingly, abstentions will have no effect on this proposal.

Although shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this appointment. If such ratification is not approved at the Annual Meeting, the Board’s Audit Committee may reconsider its appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and reserves the discretion to appoint KPMG LLP or another independent registered public accounting firm.

Who will solicit proxies on behalf of the Board?

Proxies may be solicited on behalf of the Board, without additional compensation, by the Company’s directors, director nominees and certain executive officers and other employees of the Company. Such persons are listed in Appendix A to this proxy statement. Additionally, the Company has retained Morrow & Co, LLC, a proxy solicitation firm, who may solicit proxies on the Board’s behalf.

The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, electronic mail, internet and personal solicitation by our directors, director nominees and certain of our executive officers and other employees (who will receive no additional compensation for such solicitation activities), or by Morrow & Co., LLC. You may also be solicited by advertisements in periodicals, press releases issued by us and postings on our corporate website or other websites. Unless expressly indicated otherwise, information contained on our corporate website is not part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is part of this proxy statement. These website addresses are intended to be inactive textual references only.

What are the costs of soliciting the proxies?

The entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the BLUE proxy card and any additional soliciting materials furnished to shareholders by or on behalf of the Company, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage houses, dealers, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2015 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, to beneficial owners. In addition, if asked, the Company will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

Due to the possibility of a proxy contest, we have engaged Morrow & Co., LLC to solicit proxies from shareholders in connection with the Annual Meeting. Morrow & Co., LLC expects that approximately 25 of its employees will assist in the solicitation of proxies. We will pay Morrow & Co., LLC a fee of $150,000 plus costs and expenses. In addition, Morrow & Co., LLC and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

The Company estimates that its additional out-of-pocket expenses beyond those normally associated with soliciting proxies for the Annual Meeting as a result of the potential proxy contest will be $1.8 million in the aggregate, of which approximately $360,000 has been spent to date. Such additional solicitation costs are expected to include the fees incurred to retain Morrow & Co., LLC as the Company’s proxy solicitor, as discussed above, fees of outside counsel, investment bankers and public relation advisors to advise the Company in connection with a possible contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners, as described above, and the costs of retaining an independent inspector of election.

How can I find out the results of the voting at the meeting?

We will report the voting results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days following the conclusion of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as practicable after they become available.

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at our 2017 annual meeting of shareholders. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year pursuant to Rule 14a-8 of the Exchange Act, our Corporate Secretary must receive the written proposal at our corporate headquarters no later than December 20, 2016. Such proposals also must comply with Rule 14a-8 of the Exchange Act. Such proposals should be addressed to:

Corporate Secretary

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

For a shareholder to bring business before the annual meeting of shareholders that is not intended to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, the shareholder must give timely notice to our Corporate Secretary in accordance with our By-laws and include in such notice the information required by our By-laws. In general, our By-laws require that the notice be received by our Corporate Secretary no later than 60 days and not more than 90 days prior to the scheduled date of the 2017 annual meeting of shareholders.

In addition, in order for any shareholder proposals submitted outside of Rule 14a-8 of the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) of the Exchange Act, the proposal must be received at our principal executive offices not later than 60 days prior to the scheduled date of the 2017 annual meeting of shareholders.

Who can answer my questions?

Your vote at this year’s meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed BLUE proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call Morrow & Co., LLC, the firm assisting the Company in its solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Shareholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this proxy statement and the 2015 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2015, are also available on our website at http://www.fiiwarsaw.com. You may also contact Morrow & Co., LLC for additional copies.

IMPORTANT

The Clover Group may send you solicitation materials in an effort to solicit your vote to elect up to two of the Clover Group’s proposed director candidates to the Board. THE BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE CLOVER GROUP OR ANY PERSON OTHER THAN THE COMPANY, EVEN AS A PROTEST VOTE AGAINST THE CLOVER GROUP OR THE CLOVER GROUP’S DIRECTOR CANDIDATES. Any proxy you sign from the Clover Group for any reason could invalidate previous BLUE proxy cards sent by you to support the Board.

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed BLUE proxy card and return it in the enclosed postage-paid envelope promptly.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this proxy statement.

BACKGROUND OF THE EXPECTED CONTESTED SOLICITATION

The following is a chronology of the material contacts and events in our relationship with the Clover Group leading up to the filing of this proxy statement:

•	On August 11, 2015, Clover began accumulating shares of the Company’s common stock with its acquisition of 10,000 shares of the Company’s common stock.

•	On November 11, 2015, Martin K. Birmingham, the Company’s President and Chief Executive Officer, and Kevin B. Klotzbach, the Company’s Executive Vice President and Chief Financial Officer participated in the Sandler O’Neill + Partners 2015 East Coast Financial Services Conference in Palm Beach, Florida at which they conducted one-on-one meetings with institutional investors and analysts throughout the day to discuss the Company’s strategies for continuing to grow shareholder value and its financial performance. As part of these one-on-one meetings, Messrs. Birmingham and Klotzbach met with representatives of Clover, Johnny Guerry, the Managing Partner of Clover Partners, L.P., and Mike Shafir, an analyst at Clover Partners, L.P. During the course of this meeting, Messrs. Birmingham and Klotzbach discussed with Messrs. Guerry and Shafir the Company’s business and its strategy.

•	On November 30, 2015, Mr. Klotzbach had a telephone conversation with Mr. Shafir after the Company had issued a press release announcing that it was acquiring Courier Capital, a leading western New York investment management firm.

•	On December 16, 2015, the members of the Clover Group jointly filed a Schedule 13D (the “Schedule 13D”) with the SEC to report that, as of December 16, 2015, Clover and its affiliates had together become the beneficial owners of approximately five and two tenths percent (5.2%) of the issued and outstanding shares of the Company’s common stock.

•	Also, on December 16, 2015, the Clover Group sent a letter to the Board of Directors of the Company expressing its desire that the Company be sold to a larger bank.

•	On January 28, 2016, Messrs. Birmingham and Klotzbach, William L. Kreienberg, the Company’s EVP, Chief Risk Officer & General Counsel, and Richard J. Harrison, the Company’s former Executive Vice President and Chief Operating Officer met with Mr. Guerry and Michael Mewhinney, Senior Partner and Founding Member at Clover Partners, L.P., to further discuss the Company’s business and strategy. At this meeting, Mr. Guerry expressed his interest in being appointed or nominated to the Company’s Board.

•	On February 10, 2016, Messrs. Birmingham and Kreienberg had a telephone conversation with Mr. Guerry and communicated to Mr. Guerry that the Board’s Nominating and Governance Committee would consider Mr. Guerry as a director candidate under the Company’s standard process for evaluating director candidates.

•	On March 4, 2016, members of the Nominating and Governance Committee conducted an in-person interview of Mr. Guerry. During the course of the interview, among other issues discussed relating to the qualifications of Mr. Guerry to be appointed to the Board or to serve as a nominee for election to the Board, Mr. Guerry confirmed that he had no experience working for a bank or other operating company and that he had limited public company board and corporate governance experience.

•	On March 23, 2016, the Company publicly announced that the 2016 Annual Meeting would be held on Friday, June 3, 2016 at 10:00 a.m., local time, at the Company’s corporate headquarters in Warsaw, New York.

•	On March 25, 2016, representatives of the Company and the Board’s Nominating and Governance Committee reached out to Mr. Guerry to inform him that the Nominating and Governance Committee had decided not to appoint or nominate Mr. Guerry as a member of the Company’s Board as the Board believes that Mr. Guerry does not possess the qualifications, experience, and skills that would enhance the depth and breadth of the Company’s Board.

•	On April 1, 2016, the Clover Group delivered a letter to the Company to provide notice of its intention to nominate two director candidates, including Mr. Guerry, for election to the Board at the 2016 Annual Meeting.

•	On April 5, 2016, the Company issued a press release acknowledging receipt of Clover’s notice of nomination of its two director candidates.

•	On April 6, 2016, the Company sent a letter to the Clover Group acknowledging receipt of Clover’s notice of nomination of its two director candidates and indicating that the Company remains receptive to working constructively with the Clover Group to pursue an amicable resolution that would avoid a proxy contest at the Annual Meeting. In the letter, the Company indicated that it is prepared to discuss with the Clover Group a resolution that contemplates the addition to the Board of one mutually agreeable director candidate who has no prior relationship with the Company, any current member of our Board or management team, Mr. Guerry or any other member of the Clover Group, would qualify as an independent director for purposes of NASDAQ’s listing standards and has skill sets and relevant industry expertise that would complement the strengths of the Board and management’s focus on building on the Company’s demonstrated record of creating long-term value for the Company’s shareholders.

•	On April 8, 2016, the Company filed a preliminary proxy statement with the SEC with respect to the Annual Meeting.

•	On April 13, 2016, the Clover Group sent a letter to the Company indicating, among other things, that it was not open to discussing an amicable resolution that would avoid a proxy contest at the Annual Meeting that does not contemplate the addition to the Board of Mr. Guerry.

•	On April 19, 2016, the Company filed a definitive proxy statement with the SEC with respect to the Annual Meeting.

OUR BOARD STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD OR VOTING INSTRUCTION FORM THAT YOU MAY RECEIVE FROM THE CLOVER GROUP, EVEN AS A PROTEST VOTE AGAINST THE CLOVER GROUP OR ANY OF THE CLOVER GROUP’S DIRECTOR CANDIDATES, AS DOING SO WILL INVALIDATE ANY PRIOR VOTE YOU SUBMITTED ON THE BLUE PROXY CARD IN SUPPORT OF THE COMPANY’S DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

MANAGEMENT

The following table shows, as of April 11, 2016, the beneficial ownership of shares of Financial Institutions, Inc. common and preferred stock by (a) all current directors and nominees, (b) all named executive officers, and (c) all of our current directors, nominees and executive officers as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of stock or the individual has the right to acquire the shares of stock within 60 days of April 11, 2016.

Name	Title of class	Number of shares beneficially owned		Number of shares included in the previous column which the individual or group has the right to acquire within 60 days of April 11, 2016	Percent of class outstanding(1)
Directors(2):
Karl V. Anderson, Jr.	Common	17,183		6,000	*
John E. Benjamin	Common	22,675		4,000	*
Martin K. Birmingham	Common	96,594		-	*
Andrew W. Dorn, Jr.	Common	9,674		-	*
Robert M. Glaser	Common	9,276		-	*
Samuel M. Gullo	Common	20,856		6,000	*
Susan R. Holliday	Common	22,407		4,000	*
Erland E. Kailbourne	Common	40,978		6,000	*
Robert N. Latella	Common	19,371		6,000	*
James L. Robinson	Common	18,582		4,000	*
James H. Wyckoff	Common	426,660	(3)	6,000	2.94%
	Class A Preferred	69	(4)	-	4.62%
	Class B Preferred	8,565	(5)	-	4.98%
Nominee:
Kim E. VanGelder	Common	-		-	*
Named executive officers who are not Directors(2):
Richard J. Harrison	Common	40,602		3,150	*
Jeffrey P. Kenefick	Common	19,682		5,000	*
Kevin B. Klotzbach	Common	29,125		-	*
William L. Kreienberg	Common	19,947		-	*
All current directors , nominees and executive officers as a group (21 persons)	Common	846,315		53,150	5.82%
	Class A Preferred	69		-	4.62%
	Class B Preferred	8,565		-	4.98%

* Denotes less than 1%

(1)	As reported by such persons as of April 11, 2016 with percentages based on shares of the respective class of stock outstanding on April 11, 2016, including shares the individual or group has a right to acquire within 60 days of April 11, 2016 (as indicated in the column above), which increases both the number of shares owned by such individual or group and the number of shares outstanding.

(2)	Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the stock beneficially owned by such person.
(3)	Includes 66,995 shares held by Mr. Wyckoff’s spouse.
(4)	Includes 8 shares held by Mr. Wyckoff’s spouse and 19 shares held in trust.
(5)	Includes 855 shares held by Mr. Wyckoff’s spouse.

PRINCIPAL SHAREHOLDERS

To our knowledge, the following persons were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company as of April 11, 2016.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percent of outstanding common stock(1)
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	1,055,321(2)	7.28%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	902,194(3)	6.22%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	738,689(4)	5.10%
Clover Partners L.P. 100 Crescent Court, Suite 575 Dallas, Texas 75201	738,636(5)	5.10%

* Denotes less than 1%

(1)	Based on common shares outstanding as of April 11, 2016.
(2)	Based on information set forth in Amendment number 3 to Schedule 13G filed with the SEC on February 11, 2016 by Wellington Management Group LLP and certain related entities, reporting beneficial ownership in the following manner: shared voting power, 901,289 shares; and shared dispositive power, 1,055,321 shares. Wellington Management Group LLP reports beneficial ownership of shares held by clients of its investment adviser subsidiaries listed on Exhibit A to its Schedule 13G filing.
(3)	Based on information set forth in Amendment number 6 to Schedule 13G filed with the SEC on January 26, 2016 by BlackRock, Inc. reporting beneficial ownership in the following manner: sole voting power, 879,103 shares; and sole dispositive power, 902,194 shares. Blackrock, Inc. is reporting beneficial ownership for the following subsidiaries: BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., and BlackRock Investment Management, LLC.
(4)	Based on information set forth in Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership in the following manner: sole voting power, 704,405 shares; and sole dispositive power, 738,689 shares. Dimensional reports beneficial ownership for four investment companies it advises and certain comingled funds, group trusts and separate accounts it advises. Dimensional disclaims beneficial ownership of all such shares.

(5)	Based solely on a Schedule 13D filed by Clover Partners, L.P. on December 16, 2015 on behalf of MHC Mutual Conversion Fund, L.P., a Texas limited partnership (the “Fund”), Clover Partners, L.P., a Texas limited partnership and the general partner of the Fund (the “GP”), Clover Partners Management, L.L.C., a Texas limited liability company and the general partner of the GP (“Clover”), and Johnny Guerry, the managing partner of Clover. The Fund may direct the vote and disposition of 738,636 shares it holds directly. The GP serves as the investment adviser and general partner to the Fund and may direct the vote and disposition of 738,636 shares held by the Fund. Clover serves as the general partner of the GP and may direct the GP to direct the vote and disposition of 738,636 shares held by the Fund. As the managing partner of Clover, Mr. Guerry may direct the vote and disposition of the 738,636 shares held by the Fund.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our By-laws provide for a classified Board of Directors, with directors divided into three classes of approximately equal number. One class of directors is elected at each annual meeting of shareholders for a term expiring at the third successive annual meeting and until their respective successors have been duly elected and qualified. The Board of Directors is authorized by our By-laws to fix, from time to time, the number of directors that constitute the whole Board of Directors. The Board size is currently set at eleven members. James L. Robinson, whose term expires in 2016, has elected to retire as a Director and is not standing for re-election. Accordingly, Mr. Robinson’s term as a director will expire at the Annual Meeting. The nominees for director at the 2016 Annual Meeting are: Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff. Each of these individuals has been nominated by the Board of Directors, upon the recommendation of its Nominating and Governance Committee, to stand for election for a term expiring at the Company’s annual meeting to be held in 2019 and until his or her respective successors are duly elected and qualified.

The nominees recommended by the Board of Directors have consented to serving as nominees for election to the Board, to being named in this proxy statement and to serving as members of the Board if elected by the Company’s shareholders. As of the date of this proxy statement, the Company has no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Board upon the recommendation of its Nominating and Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If any substitute nominees are so designated, the Company will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

We have received notice from MHC Mutual, an affiliate of Clover Partners, which owns approximately 5.5% of the Company’s common stock, expressing the intention of MHC Mutual to nominate two director candidates for election to our Board of Directors at the 2016 Annual Meeting. We do not endorse the election of any such MHC Mutual candidates as director. The affirmative vote of the holders of shares representing a plurality of the votes cast by the holders of shares of our common stock, voting in person or by proxy, at the Annual Meeting is required to elect each nominee as a director. Accordingly, the four nominees receiving the highest number of “FOR” votes will be elected. A withhold vote for a director nominee and broker non-votes, if any, will be counted as present for purposes of determining the presence of a quorum at the meeting but will not counted as a vote cast. Banks, brokers and other nominees holding shares in “street name” are not entitled to vote on the proposal unless instructed by the beneficial owner.

Our Board does not endorse any of the Clover Group nominees and urges you NOT to sign or return any white proxy card that may be sent to you by the Clover Group. Voting to “WITHHOLD” with respect to any of the Clover Group’s director candidates on its proxy card is not the same as voting for the Company’s nominees because a vote to “WITHHOLD” with respect to any of the Clover Group’s nominees on its proxy card will revoke any BLUE proxy you previously submitted. If you have already voted using the Clover Group’s white proxy card, you have every right to change your vote by using the BLUE proxy card or by voting over the Internet, by telephone or in person at the Annual Meeting. Only the latest dated, valid proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Morrow & Co., LLC toll free at (800) 662-5200.

The enclosed BLUE proxy card will not be voted for more than four candidates or for anyone other than the Board’s nominees or designated substitutes. Unless otherwise instructed, the persons named in the enclosed proxy will vote to elect Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff to the Board, unless, by marking the appropriate space on the BLUE proxy card, the shareholder instructs that he, she or it withholds authority from the proxy holder to vote with respect to a specified candidate(s).

The Board believes that its director nominees bring or will bring special skills, experience and expertise to the Board as a result of their other business activities and associations.

Core Qualifications and Experiences All of our Director Nominees Possess	Diversity of Skills and Experiences Represented on our Board

✓     Integrity, business judgment and commitment

✓     Demonstrated management ability

✓     Extensive experience in the public, private or not-for-profit sectors

✓     Leadership and expertise in their respective fields

✓     Financial literacy

✓     Active involvement in educational, charitable and community organizations in the communities we serve

✓     Financial industry

✓     Complex regulated industries

✓     Risk management

✓     Reputational considerations

✓     Corporate governance

✓     Technology and cyber security

✓     Accounting & preparation of financial statements

✓     Compliance

✓     In-market experience

✓     Business ethics

✓     Strategic thinking

✓     Operations

✓     Knowledge of growth markets

✓     Credit evaluation

✓     Environmental, social & governance

✓     Human capital management

✓     Academia

✓     Government, public policy & regulatory affairs

The business experience of each Director or director nominee of the Company for at least the past five years, and the experience, qualifications, attributes, skills and areas of expertise of each Director or director nominee that supports his or her service as a Director or director nominee are set forth below. The ages shown are as of December 31, 2015.

Name	Age	Position(s) Held	Director Since	Term Expires

DIRECTOR NOMINEES

Martin K. Birmingham	49	Director, President and Chief Executive Officer	2013	2016
Samuel M. Gullo	67	Director	2000	2016
Kim E. VanGelder	51	Nominee	-	-
James H. Wyckoff	64	Director	1985	2016

DIRECTORS CONTINUING IN OFFICE

Karl V. Anderson, Jr.	69	Director	2006	2018
John E. Benjamin	74	Director	2002	2017
Andrew W. Dorn, Jr.	65	Director	2014	2017
Robert M. Glaser	69	Director	2014	2017
Susan R. Holliday	60	Director	2002	2017
Erland E. Kailbourne	74	Director	2005	2018
Robert N. Latella	73	Chairman of the Board	2005	2018

Business Experience and Qualification of Directors and Nominees

Information concerning the four nominees for director is listed below.

Martin K. Birmingham has been a director of the Company and the Bank since 2013. Mr. Birmingham also serves as the President and Chief Executive Officer of the Company and the Bank, positions he has held since March 2013. Mr. Birmingham joined the Company in March 2005 serving as the President and CEO and a member of the Board of Directors of The National Bank of Geneva. Upon the consolidation of our subsidiary banks in December 2005, Mr. Birmingham was appointed Senior Vice President, Commercial Banking Executive and Rochester Region President. In 2009, he was promoted to Executive Vice President. In August 2012, he was named President and Chief of Community Banking. Prior to joining the Company, Mr. Birmingham served as the Rochester Market President for Bank of America and held corporate banking roles with Fleet Financial Group’s Rochester Division, including Regional President. Mr. Birmingham is a member of the Federal Reserve Bank of New York Community Depository Institutions Advisory Council (CDIAC) and serves as the Immediate Past Chairman of the Board of Automobile Association of America (AAA) of Central and Western New York, as Vice Chairman of the Board of St. John Fisher College as well as on the Boards of several local nonprofit organizations. Mr. Birmingham’s knowledge of the Upstate New York market, his business contacts throughout our footprint and his community involvement have been instrumental in the Bank’s growth. In addition, his leadership and management skills have had a significant impact on the development of the Bank’s culture. The Board has determined that Mr. Birmingham’s significant experience in the banking industry over the past 27 years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.

Samuel M. Gullo has owned and operated a retail furniture sales business, Family Furniture, since 1976. He previously served as a Director of Wyoming County Bank until its merger into the Bank in 2005. He was the CEO of American Classic Outfitters, Inc., an apparel manufacturer, from 2002 to 2009. Our Board of Directors benefits from Mr. Gullo’s extensive business experience in the retail and real estate development industries in the geographic markets we serve. Mr. Gullo’s experience leading retail and real estate development companies in our geographic region provides the Board of Directors with a unique perspective that assists us in our marketing initiatives. In addition, Mr. Gullo’s long tenure on our Management Development & Compensation Committee and his personal, entrepreneurial understanding of the business impacts of compensation and employee development practices have prepared him to continue to perform an important role as a member of this committee.

Kim E. VanGelder is currently chief information officer and senior vice president of Eastman Kodak Company in Rochester, New York, a position she has held since 2004. From 2000 to 2004, she was director of information technology for Kodak’s Research & Development organization, overseeing the strategic and operational aspects of information technology for worldwide R&D. Her previous responsibilities at Kodak have included driving a more customer-centric operating model and building the technical organization to support Kodak’s move to a standardized set of global business processes on a single SAP platform. Ms. VanGelder joined Kodak in 1984. Ms. VanGelder holds a B.S. in Mathematics from the Rochester Institute of Technology (RIT). She is a member of RIT’s Board of Trustees, the Dean’s Advisory Council for RIT’s Golisano College, the Board of Directors of the Rochester Area Community Foundation, and a member of the Rochester CIO Roundtable. The attributes, skills and qualifications Ms. VanGelder has developed through her information technology background, including her experience with cyber security issues, and her service as a member and director of numerous professional and community organizations, brings experience in multiple areas of critical importance to the Board.

James H. Wyckoff has been a faculty member of the Curry School of Education at the University of Virginia since 2008 and a Director of the Center on Educational Policy and Workforce Competitiveness at the University of Virginia since 2010. Dr. Wyckoff was previously University Professor with the Departments of Public Administration and Economics at State University of New York Albany from 1986 through 2007. He previously served as a Director of the National Bank of Geneva until its merger with the Bank in 2005. Dr. Wyckoff holds a PhD in Economics from the University of North Carolina and has extensive economic and public policy expertise gained from nearly three decades of researching, writing and teaching on such subjects that provides him with a perspective that is valuable to our Board of Directors.

The Board of Directors unanimously recommends that the shareholders elect the nominees, Martin K. Birmingham, Samuel M. Gullo, Kim E. VanGelder, and James H. Wyckoff, and, accordingly, recommends that you vote “FOR ALL NOMINEES”.

The business experiences, occupations and qualifications about the Directors continuing in office follow.

Karl V. Anderson, Jr. has practiced law since 1972 and has operated a solo law practice since 2009 and in January, 2016 became Of Counsel at the law firm of Snavely, Plaskov and Mullen PLLC. Mr. Anderson held the position of President and CEO of Bank of Avoca from 1981 to 2002. He has been a Director of the Company and Bank since 2006. He previously served as a Director of National Bank of Geneva and Bath National Bank until their merger with and into the Bank in 2005. Mr. Anderson’s 35 years of experience in the banking industry provides him with valuable insight and perspective into our operations, which greatly enriches the decision making of the Board of Directors. In addition, Mr. Anderson’s extensive financial and risk assessment experience are utilized in his committee assignments.

John E. Benjamin served as Chairman of the Company’s and the Bank’s Board of Directors from May 2010 to May 2014. He was appointed to serve as the Company’s Interim CEO in August 2012 and served in such capacity until March 2013. In December 2015, after 42 years, Mr. Benjamin retired as President of Three Rivers Development Corporation, a not-for-profit business for the public and private economic development of businesses and government in the greater Corning, New York area. He served as Vice Chairman of the Board from May 2009 to May 2010 and served as a Director of Bath National Bank until its merger with the Bank in 2005. Mr. Benjamin’s four decades of experience in economic development in the geographic region in which we compete provides our Board of Directors with valuable insight into the economic environment of the markets we serve. In addition, Mr. Benjamin’s perspective into the corporate governance practices at a broad range of companies is a valuable resource in his committee assignments.

Andrew W. Dorn, Jr. has been a director of the Company and the Bank since May 2014. Since 2015 he has served as a co-managing director of Energy Solutions Consortium, LLC, a single purpose entity engaged in developing natural gas fired power plants in West Virginia and Pennsylvania. Mr. Dorn was a managing member of Moundsville Power LLC, a single purpose entity engaged in developing a natural gas fired power plant located in Moundsville, West Virginia until that entity was sold in 2015. Until its sale in late 2015, he was also Chairman of the Board and Chief Financial Officer of Demand Response Partners, Inc., a smart grid company and registered service provider for PJM Interconnection, LLC and the New York Independent System Operator, a position he has held since 2013. From 2008 to 2013, Mr. Dorn was the President and Chief Investment Officer of Hunterview LLC, a private investment company specializing in fixed income management. He led the formation of Great Lakes Bancorp, the parent company of the Greater Buffalo Savings Bank, and served as its President and Chief Executive Officer from its inception in 1997 until its sale in 2008. Mr. Dorn also led the formation of the Jamestown Savings Bank and served as its President and Chief Executive Officer from its inception in 1994 until 1997. Mr. Dorn sits on a number of for-profit and not-for-profit boards and is very active in the Western New York business and cultural community. The attributes, skills and qualifications Mr. Dorn has developed through his banking background, professional experiences as a business leader, as well as his civic and community responsibilities, are a useful resource and provide valuable insight in his role as Chair of our MD&C Committee.

Robert M. Glaser has been a director of the Company and the Bank since May 2014. He is a certified public accountant in New York State and President of Glaser Consulting LLC, a strategic consulting company. Mr. Glaser was Chairman of the Board of Freed Maxick CPAs, P.C., a 255 person public accounting firm headquartered in Western New York, a position he held from May 1, 2011 through his retirement on June 30, 2015. Prior to that, Mr. Glaser was the managing Director of Freed Maxick CPAs PC from May 1, 1994 until April 30, 2011. He is a member of the Board of Directors of NA Realty Fund I and NA Realty Fund II, private real estate investment funds. Mr. Glaser is a past member of the Independent Judicial Election Qualification Commission for the Eighth Judicial District and served on the editorial advisory board of CPA Managing Partner

Report. Mr. Glaser is also the past chairman of the Erie County Fiscal Stability Authority and a past-member of the Board of Directors of International Imaging Materials, Inc. He has served as a member of the audit committee of Kaleida Health, and has served on numerous for-profit and not-for-profit business and cultural boards in Western New York. Mr. Glaser has over 40 years of experience in public accounting, including significant experience in corporate acquisitions, business valuations, litigation support, tax planning and specialized bank financing. With Mr. Glaser’s extensive experience as a certified public accountant, his knowledge and understanding of business transactions and finance, and his service as a member and director of numerous professional, economic development and community organizations, he brings finance and accounting experience to the Board. Mr. Glaser’s broad financial and accounting expertise is further utilized in his role as Chair of our Audit Committee.

Susan R. Holliday has been the President and Publisher of the Rochester Business Journal, Inc., a business newspaper in Western New York since 1988. Ms. Holliday serves as a board member or Trustee of several civic and philanthropic organizations, including the Greater Rochester Metro Chamber of Commerce, Rochester Institute of Technology, Healthcare Trustees of New York State, and the Finger Lakes Health Systems Agency’s Regional Consortium on Health Care. Ms. Holliday is currently the Chair of the Board of the University of Rochester Medical Center. Ms. Holliday’s business experiences and relationships in the Rochester, New York area serve us well in the markets we serve. Ms. Holliday’s decades of experience as the owner of a business newspaper gives her insight into new and emerging business practices that are valuable to our Board of Directors. In particular, her exposure to corporate governance and executive compensation best practices across different industries is valuable as a member of our Executive and Nominating and Governance Committees as well as in her role as Chair of our Risk Oversight Committee.

Erland E. Kailbourne has served since 2008 as Chairman of the Board of Albany International, Corp., a global advanced textiles and materials processing company. Mr. Kailbourne served as Chairman of the Board of the Company and the Bank from 2006 until May 2010. From May 2002 until March 2003 he served as Chairman and Interim CEO of Adelphia Communications Corp. Mr. Kailbourne retired as Chairman and CEO (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He served with the Fleet organization or its predecessors for 37 years prior to his retirement. He is a Director of the New York ISO, Rand Capital Corporation, Allegany Co-op Insurance Company, and the Conemaugh Valley Insurance Company. Mr. Kailbourne was a member of the New York State Banking Department Board from 1999 until 2006 and served as Vice Chairman of the State University of New York System from 1995 to 2000. Mr. Kailbourne’s extensive knowledge and experience of business strategy, business development, corporate governance and leadership development gained from years of service as a director of multiple public and private companies and governmental entities greatly benefits our Board of Directors and enables him to make valuable contributions in his role as Chair of our Nominating and Governance Committee.

Robert N. Latella has served as Chairman of the Board of the Company and the Bank since May 2014. He is also Chair of our Executive Committee. Mr. Latella has been a member of the Board of Directors of the Company since 2005 and served as Vice Chairman of the Board from August 2012 until his appointment as Chairman in May 2014. Mr. Latella has been Of Counsel since 2009 and was previously a Partner from 2004 to 2009 at the law firm of Barclay Damon, LLP. Since 2009, he has also served as the Chief Operating Officer of Integrated Nano-Technologies, LLC, a developer of field portable diagnostic systems to identify viral and bacterial pathogens. Mr. Latella has over 40 years of experience in leading and counseling public and private business entities, both as an executive officer and as an attorney. Mr. Latella’s community involvement is extensive with service on the boards of a number of not-for-profit institutions, including service as Chair of the Boards of Monroe Community College and the University of Rochester Medical Center. Mr. Latella’s extensive operational and legal counsel experience, strengths in corporate governance, strategic planning, compliance and business acquisitions; and extensive involvement and knowledge of the communities we serve, provides him with a depth and breadth of knowledge and experiences that enhance our ability to navigate strategic and operational opportunities across our business footprint and financial services offerings.

CORPORATE GOVERNANCE OVERVIEW

Board Leadership Structure

The Board of Directors believes that effective corporate governance is best accomplished if the roles of Chairman of the Board and Chief Executive Officer (“CEO”) are separated. The Board of Directors believes that separating these two positions allows each person to focus on his individual responsibilities, which is essential in the current business and economic environment. Under this structure, our CEO can focus his attention on the day-to-day operations and performance of the Company and can work to implement our long-term strategic plans. At the same time, our non-executive Chairman of the Board can focus his attention on long-term strategic issues, setting the agenda for, and presiding at, Board meetings, working collaboratively with our other Board members, and providing insight and guidance to our CEO.

Traditionally, we have separated the roles of Chairman of the Board and CEO and, although we believe that the separation of the roles of Chairman of the Board and CEO is appropriate in the current environment, our board leadership structure may change in the future as our business and industry, and corporate governance practices more generally, evolve.

Board of Director’s Role in Risk Oversight

The Board of Directors is actively engaged in the oversight of risks that could affect us. This oversight is conducted primarily through our Board committees. Our Risk Oversight Committee has oversight of our credit, investment, liquidity, interest rate, operational, legal and compliance, data security and electronic data processing security risks. Our Audit Committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Our Management Development & Compensation Committee focuses on the risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

Board Independence

Our Board of Directors has affirmatively determined that each of our directors, except for Mr. Birmingham, is independent under the independence standards of NASDAQ. Relationships described in the section titled “Certain Relationships and Related Party Transactions” were taken into consideration when determining independence.

Board Meetings and Committees

Our Board of Directors conducts business through board and committee meetings. The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters that require Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. During 2015, our Board of Directors met 15 times. All directors attended more than 75% of the Board meetings and the meetings of committees on which they serve. The Board of Directors has established the following five standing committees: Audit; Management Development & Compensation; Executive; Nominating and Governance; and Risk Oversight. All the committees function under written charters that outline their respective authority, membership, meetings, duties and responsibilities. These committee charters may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com).

Audit Committee

The Audit Committee monitors our financial reporting process and system of internal controls. Its duties include: (i) reviewing and assessing the performance of the internal audit department and our independent auditors; (ii) engaging, evaluating, replacing, compensating and overseeing our independent auditors;

(iii) reviewing all reports of the independent auditors and responses to such reports; (iv) approving the services to be performed by the independent auditors and pre-approving all audit and non-audit services and fees; (v) evaluating the independence of the independent auditor; (vi) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters; (vii) establishing procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (viii) reviewing and discussing with management and the independent auditors our annual and quarterly financial statements, including our disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of reports on Forms 10-K or 10-Q with the SEC; and (ix) reviewing and approving related persons transactions. The Audit Committee is required by its charter to meet at least four times annually.

In carrying out its responsibilities, the Committee seeks, in its sole discretion and authority, appropriate third party counsel and advisors and approves the associated fees and terms of engagement.

The Audit Committee members are Chair Mr. Glaser and Messrs. Anderson, Gullo, and Robinson. Messrs. Glaser and Robinson are the committee’s “audit committee financial experts” as defined by SEC rules. Our Board of Directors has affirmatively determined that all committee members are “independent” as defined in SEC and NASDAQ rules applicable to audit committees.

Executive Committee

The Executive Committee is charged with assisting the Board of Directors with strategic planning matters for the Company and its subsidiaries. The Executive Committee’s primary responsibilities include: (i) assisting the Board in its oversight responsibility for strategic planning, and merger, acquisition, branching and other business expansion proposals; (ii) acting on behalf of the Board on resolutions involving routine operational matters, and such other matters as are specifically delegated to the Committee by the Board, subject, in each case, to the limitations set forth in the Company’s By-laws; and (iii) acting on behalf of the Board to implement emergency CEO and Named Executive Officer succession plan(s) developed by the Management & Development Compensation Committee. The Committee members are Chair Mr. Latella, Ms. Holliday and Messrs. Dorn, Glaser and Kailbourne.

Management Development & Compensation Committee

The Management Development & Compensation (“MD&C”) Committee is responsible for (i) determining executive compensation as further described in the Compensation Discussion and Analysis section of this proxy statement; (ii) reviewing and making recommendations to the full Board with regard to compensation of directors; (iii) retaining, compensating and overseeing, in its sole discretion, compensation consultants, legal counsel or other advisers as described in further detail on page 34 of this Proxy Statement; (iv) reviewing the risks arising from our compensation policies and programs; and (v) overseeing the creation of development plans and succession plans for our CEO and other executive officers. Our Board of Directors has affirmatively determined that all committee members are “independent” under NASDAQ listing standards. The MD&C Committee is required by its charter to meet at least three times annually. The MD&C Committee met eight times during 2015. The MD&C Committee members are Chair Mr. Dorn and Messrs. Gullo, Kailbourne and Wyckoff.

Nominating and Governance Committee

The Nominating and Governance (“NG”) Committee is charged with assisting the Board of Directors in governance matters for the Company and its subsidiaries, including: (i) identifying qualified individuals to become Directors; (ii) recommending qualified director nominees for election at the annual meeting of shareholders; (iii) determining membership on Board committees; (iv) recommending and monitoring the Corporate Governance Policy; (v) developing and administering orientation and development programs for directors; and (vi) addressing corporate governance issues. The Committee members are Chair Mr. Kailbourne, Ms. Holliday and Messrs. Benjamin, Robinson and Wyckoff. Our Board of Directors has affirmatively determined that all committee members are considered “independent” under applicable NASDAQ listing standards. The NG Committee met six times during 2015.

The NG Committee considers recommendations for director candidates made by shareholders. Such recommendations should be sent to the attention of our corporate secretary at our corporate headquarters. The NG Committee evaluates all director candidates on the same basis, provided that current directors may be evaluated primarily on the basis of their record of performance as a director of the Company. All nominees should possess personal and professional integrity, good business judgment, and experience and skills that will enable them, in conjunction with current Board members, to effectively serve the long-term interest of the Company and its shareholders. The consideration process for evaluating director candidates includes, but is not limited to, determining whether the candidate is “independent” under applicable SEC and NASDAQ listing standards and whether the candidate fits the Board’s then current needs for diversity, geographic connections to the Company’s market region and professional expertise. The NG Committee conducts such investigations and interviews of director candidates as it deems necessary to make a fair evaluation. Candidates determined to be qualified by a majority vote of the NG Committee may be proposed to the Board as a nominee for election, appointed to fill a vacancy, or held in reserve in a prospective director pool. Our Corporate Governance Policy tasks the NG Committee with composing a board of directors that reflects diverse experience, gender, race, personal qualities and accomplishments. The NG Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of its self-evaluation process.

The NG Committee believes the years of service provided by our continuing directors have given them extensive knowledge of our business and the banking industry. The NG Committee engages in a thorough vetting process of Director nominees and an annual evaluation of each of our directors. This process helps provide for a Board that is engaged and continually refreshed. The NG Committee has discussed implementing age and term limits for members of our Board of Directors and determined that such limits are not currently needed.

Risk Oversight Committee

The Risk Oversight Committee is responsible for assisting the Board in establishing prudent levels of risk consistent with our strategic objectives, and in reviewing our risk management framework and processes, including the significant policies, procedures and practices employed to identify, measure, monitor and control our risk profile. The committee also has governance oversight for non-bank subsidiaries of the Company. The committee meets with our Chief Risk Officer at least on a quarterly basis, and reports to the Board on various levels of risk associated with our approved business and financial plans relative to credit risk, investment risk, liquidity risk, interest rate risk, operational risk, and legal and compliance risk. The committee members are Chair Ms. Holliday, Messrs. Anderson and Benjamin. Our Board of Directors has affirmatively determined that all committee members are “independent” under NASDAQ listing standards.

Board Member Attendance at Annual Shareholders’ Meetings

Directors are expected to attend our annual meeting of shareholders absent extenuating circumstances. All of the current directors attended last year’s annual meeting of shareholders.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending such communication to the attention of our Corporate Secretary at our corporate headquarters, who will forward all such communications to the Board or the individual directors, as appropriate.

Code of Ethics

We have a written Code of Business Conduct and Ethics to assist our directors, officers, and employees in adhering to their ethical and legal responsibilities. Additionally we have a Code of Ethics for our CEO, Chief Financial Officer (“CFO”) and senior financial officers that describes the conduct expected to be employed in the finance area. The current versions of these policies may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com). In addition, we will provide a copy of the Code of Business Conduct and Ethics to any shareholder, without charge, upon request addressed to our Director of Human Resources at our corporate headquarters. We intend to publicly disclose within four business days any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code of Business Conduct and Ethics, by posting such information on our website.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, the skill levels required of members of the Board and the competitive market for director compensation. The following table sets forth total 2015 director compensation.

Director Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Karl V. Anderson, Jr.	59,900	24,994	-	84,894
John E. Benjamin	60,400	24,994	-	85,394
Andrew W. Dorn, Jr.	60,400	24,994	-	85,394
Robert M. Glaser	68,400	24,994	-	93,394
Samuel M. Gullo	69,150	24,994	-	94,144
Susan R. Holliday	67,650	24,994	-	92,644
Erland E. Kailbourne	70,150	24,994	-	95,144
Robert N. Latella	113,650	24,994	9,000	147,644
James L. Robinson	63,150	24,994	-	88,144
James H. Wyckoff	62,900	24,994	-	87,894

(1)	Includes retainer fees, including any retainer fees for which the director has elected to receive shares of our common stock in lieu of cash. The number of shares of stock received by each director in lieu of cash during 2015 was as follows: 1,199 shares for Mr. Dorn, 1,201 shares for Mr. Glaser, and 2,001 shares for Mr. Kailbourne.

(2)	The amount shown for each director represents the aggregate grant date fair value, calculated in accordance with FASB ASC 718, of the 1,075 shares of restricted stock granted under the 2015 Long-Term Incentive Plan.

(3)	Each of the directors had 537 unvested restricted stock awards as of December 31, 2015. With the exception of Messrs. Dorn, Glaser and Robinson, each director had 6,000 stock options outstanding as of December 31, 2015. Mr. Robinson had 4,000 stock options outstanding and Messrs. Dorn and Glaser had no stock options outstanding as of December 31, 2015.

(4)	Mr. Latella received a car allowance equal to $750 a month for his service as Chairman of the Board during 2015.

Compensation Paid to Board Members

For the fiscal year ended December 31, 2015, non-employee members of the Board received annual cash retainers for serving on our Board of Directors and for serving on the Board of our wholly-owned subsidiary, Five Star Bank, as shown in the table which follows. Directors may elect to receive any portion of their annual retainer in an equivalent grant of shares of our common stock. Directors who have not met their individual share ownership requirements are required to elect at least 50% of their annual retainer in an equivalent grant of shares of our common stock. Elections to receive shares are made in advance of the first payment and are irrevocable for the 2015 Board term.

We granted stock elected by a Director in lieu of cash from the Financial Institutions 2015 Long Term Incentive Plan as outright shares of common stock with a fair market value equal to the cash-based director fees that the Director would otherwise have received.

Set forth below is the fee schedule for non-employee directors.

	Company	Five Star Bank
Annual Retainer Fees:
Chair	$70,000	$35,000
Chair of the Audit Committee	40,000	20,000
Chair of Committees except Audit and Executive	37,000	18,000
Other Directors	33,500	16,500

We reimburse board members, other than the chairman, for reasonable travel expenses to attend meetings. The Chairman of the Board receives an automobile allowance of $750 per month.

Restricted Stock Awards

For the fiscal year ended December 31, 2015, non-employee members of the Board received a grant of restricted shares from the Financial Institutions 2015 Long Term Incentive Plan with a value of $25,000, the number of full shares of which was calculated by dividing the $25,000 by $23.25, the closing price of the Company’s common stock on the date of grant. The grant date was May 6, 2015, the same date as the 2015 annual meeting of shareholders.

Our restricted stock agreements with each of the Directors provides that fifty percent (50%) of the shares vested immediately upon the date of the grant, and if the director remains in continuous service as our director, the remaining fifty percent (50%) of the shares will vest on the day prior to our next annual meeting of shareholders. Subject to the terms of the individual award agreements, if the director ceases to serve as our director prior to the shares vesting, the shares will be immediately forfeited. The 2015 restricted stock awards do not entitle Directors to receive any dividends paid with respect to the unvested shares of restricted stock.

Stock Ownership Requirements for Directors

As discussed under “Stock Ownership Requirements” on page 49, non-employee directors were subject to a $150,000 minimum stock ownership requirement during 2015. All of our directors met their stock ownership levels as of December 31, 2015.

OUR EXECUTIVE OFFICERS

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank. The ages shown are as of December 31, 2015.

Name	Age	Office & Position(s)
Martin K. Birmingham	49	President and Chief Executive Officer of the Company and the Bank
Richard J. Harrison(1)	70	Executive Vice President and Chief Operating Officer
Jeffrey P. Kenefick	49	Executive Vice President and Commercial Banking Executive
Kevin B. Klotzbach	62	Executive Vice President, Chief Financial Officer and Treasurer
William L. Kreienberg	57	Executive Vice President, General Counsel and Chief Risk Officer
Michael D. Burneal	57	Senior Vice President and Chief Information Officer
Paula D. Dolan	61	Senior Vice President and Director of Human Resources and Enterprise Planning
Sonia M. Dumbleton	53	Senior Vice President, Controller and Corporate Secretary
Michael D. Grover	44	Senior Vice President and Chief Accounting Officer
Charles J. Guarino	40	Senior Vice President and Retail Banking Executive

(1)	Mr. Harrison retired from his position as Executive Vice President and Chief Operating Officer of the Company on March 31, 2016. Mr. Harrison will serve as a consultant to the Company until March 31, 2017.

Martin K. Birmingham, a member of our Board of Directors, is the President and Chief Executive Officer of the Company and the Bank, and his biographical information is set forth above under “Proposal 1 – Election of Directors.”

Richard J. Harrison served as Executive Vice President and Chief Operating Officer of the Company and the Bank from August 2012 until his retirement on March 31, 2016. He was promoted to Executive Vice President and Senior Retail Lending Administrator of the Bank in 2009. Mr. Harrison joined the Bank in 2003 as Senior Vice President and Senior Retail Lending Administrator of the National Bank of Geneva, a predecessor to the Bank. Prior to joining the Bank, he was Executive Vice President and Chief Credit Officer of Savings Bank of the Finger Lakes from 2001 to 2003. Mr. Harrison has served on the Board of Directors of Transcat, Inc., a publicly traded distributer and calibrator of hand held test and measurement equipment, since 2004.

Jeffrey P. Kenefick has been Executive Vice President and Commercial Banking Executive of the Company and the Bank since May 2013. He joined the Bank as Senior Vice President/ Commercial Banking Executive and Regional President in February 2006. Prior to joining the Company, he held various Vice President positions, including Vice President/Corporate Banking at Citizens Bank, N.A. and Vice President/Western New York Middle Market Lending at M&T Bank.

Kevin B. Klotzbach has been Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank since April 2013. Mr. Klotzbach joined the Company as Vice President and Treasurer in 2001 and was promoted to Senior Vice President in 2005. Prior to joining us, Mr. Klotzbach actively managed fixed income portfolios at several other financial institutions, including Merrill Lynch Asset Management and Empire of America.

William L. Kreienberg has been Executive Vice President, General Counsel and Chief Risk Officer of the Company and the Bank since January 2015. He joined our Company as General Counsel and Chief Risk Officer in December 2014. Mr. Kreienberg has practiced law since 1984 and served as a Partner at the law firm of Harter Secrest & Emery LLP, from April 1996 until December 2014.

Michael D. Burneal has been Senior Vice President and Chief Information Officer of the Bank since September 2014. Prior to that, he had been Senior Vice President/Banking Services Manager since January 2010. Mr. Burneal joined the Bank in 2004 as Loan Operations Manager and was promoted to Vice President/ Banking Services Manager in January 2007. Prior to joining the Bank, he held financial management positions at Sovereign Bank, First Federal Savings and Loan and Columbia Banking.

Paula D. Dolan has been Senior Vice President and Director of Human Resources and Enterprise Planning since December 2014. Ms. Dolan joined the Company in September 2013 as Senior Vice President and Director of Human Resources. Before joining the Company, Ms. Dolan worked at Hillside Family of Agencies (“Hillside”), a non-profit provider of integrated services to children and families throughout Central and Western New York, starting as a consultant in 2010, and most recently as Hillside’s Manager of Compensation and Human Resource Information Systems until September 2013. Previously, she was a Senior Human Resources Consultant with First Niagara Consulting/Burke Group from 2007 to 2010. Prior to working at First Niagara, Ms. Dolan held human resources positions at Unity Health Systems, HR Works, Eastman Kodak Company, Rochester Community Savings Bank and Jones & Laughlin Steel Corporation.

Sonia M. Dumbleton has been Senior Vice President, Controller and Corporate Secretary of the Company and the Bank since May 2013. Prior to that, she was Senior Vice President and Controller of the Bank since 2006. Ms. Dumbleton held various positions, including Vice President and Controller, within the Accounting department of the Bank and its predecessor banks from 1984 to 2005. Ms. Dumbleton is a licensed insurance broker in the State of New York.

Michael D. Grover has been Senior Vice President of Financial Reporting and Tax and Chief Accounting Officer of the Company and the Bank since April 2013. Prior to that, he had been Senior Vice President of Financial Reporting and Tax of the Bank since 2008. Mr. Grover joined the Company in 1999 as a Senior Accountant. Mr. Grover was promoted to Accounting Manager in 2000. Prior to joining the Company he worked in public accounting with both local and national firms and is a Certified Public Accountant.

Charles J. Guarino has been Senior Vice President/Retail Banking Executive since June 2015. Prior to that, he had been Senior Vice President/Director of Marketing since 2012 and served as Vice President/Retail Automated Decisioning Administrator from 2005 to 2012. Mr. Guarino held various positions, including Assistant Vice President/Director of Marketing, within the Marketing department of the Bank and its predecessor banks from 1997 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides detail about the compensation programs for our executive officers named in the Summary Compensation Table and referred to in this CD&A and in the subsequent tables as our named executive officers (the “NEOs”). These named executive officers are:

Martin K. Birmingham - President and Chief Executive Officer

Kevin B. Klotzbach - Executive Vice President, Chief Financial Officer and Treasurer

Richard J. Harrison - Executive Vice President and Chief Operating Officer

Jeffrey P. Kenefick - Executive Vice President and Commercial Banking Executive

William L. Kreienberg - Executive Vice President, General Counsel and Chief Risk Officer

This CD&A includes the philosophy and objectives of the Management Development & Compensation Committee of our Board of Directors, which we refer to as the MD&C Committee, descriptions of each of the elements of our executive compensation programs and the basis for the compensation earned by our named executive officers during 2015.

EXECUTIVE SUMMARY

2015 Performance Highlights

We have highlighted certain key aspects of our 2015 performance below as well as information in the broader context of performance over time and relative to peers. We encourage you to read the following highlights as a background to the discussion of our compensation elements and practices that follows. Our overall operating results reflected solid performance and thoughtful management of our balance sheet given the uncertain pace of interest-rate increases.

In 2015, the Company delivered strong operating results. Financial highlights included:

Shareholder Returns & Value Creation

•    Our total shareholder return for 2015 improved to 15.04% as compared to 10.22% for the SNL Small Cap U.S. Bank and Thrift Index.

•    We paid dividends of $0.80 per common share in 2015 resulting in an annual dividend yield of 2.86% for 2015.

•    Our return on average equity for 2015 was 9.78%, as compared to the 8.10% for the SNL Small Cap U.S. Bank and Thrift Index.

Solid Operating Results & Profitable Growth

•    Earnings per diluted share of $1.90

•    Grew total loans $171.8 million or 9% over the prior year

•    Focus on commercial lending resulted in 17% growth in commercial business loans and 19% growth in commercial mortgages.

•    Balance sheet well-positioned for current environment

Prudent Capital Management	• Common Equity Tier 1 capital ratio of 9.77% • Tangible common book value per share of $14.77; up 7% year-over-year

2015 Performance Compared to Peers

The Management Development & Compensation (“MD&C”) Committee reviewed our 2015 performance against Board approved business plans and budgets. The MD&C Committee also looks at a broad array of measures against both a custom peer group of publicly traded regional banking and financial institutions (collectively the “Regional Peer Group”) and a broader market index, the SNL Small Cap U.S. Bank and Thrift index (the “SNL Peer Group”). Our Regional Peer Group and the SNL Peer Group are described on page 39. The MD&C Committee felt that the performance measures shown below provide a good overview of elements of performance that can be compared across groups.

We achieved strong performance as compared to both regional and national peers. The chart below compares our 2015 performance to the median performance of our peers during 2015.

(1)	Return on average equity equals net income divided by average shareholder’s equity.

(2)	The efficiency ratio is a key performance indicator in our industry and reflects how effective we are at generating revenue while managing expenses. A lower efficiency ratio indicates more favorable expense efficiency. The efficiency ratio, as defined for regulatory purposes, equals total noninterest expense, less amortization of intangible assets, divided by net interest income on a fully taxable equivalent basis and noninterest income.

Our Performance Over Time

We have provided shareholders with a strong total return by growing our share price and by increasing our quarterly dividend by 25% and 100% over the past three and five years, respectively.

1 Year Total Shareholder Return	5 Year Total Shareholder Return

Components of Compensation

Below is a summary of the compensation elements in our executive compensation program for our named executive officers (“NEOs”).

THE MD&C COMMITTEE

We have a standing MD&C Committee that operates pursuant to a charter that has been approved by our Board of Directors. Each member of the MD&C Committee is independent as defined under applicable NASDAQ rules. While we rely on input from the CEO and executives for certain information and data, the MD&C Committee is fully responsible for all aspects of compensation decisions for our named executive officers.

The MD&C Committee is authorized to perform the following duties relating to executive compensation:

•	Establish the performance goals and objectives for our CEO and evaluate performance in light of these goals and objectives;

•	Review performance goals, objectives and performance of our named executive officers;

•	Review and approve the compensation of our named executive officers and certain senior executives who report directly to our CEO;

•	Administer and have discretionary authority over the issuance of equity awards under our equity compensation plans, including the discretion to modify plan payouts as appropriate to ensure plan objectives are met;

•	Approve our executive and senior management compensation programs, which include our annual cash incentive plan and our long-term equity-based incentive plan, and approve the corporate performance objectives in these plans each year;

•	Review and monitor development and succession plans for our executive officers;

•	Approve change of control, severance and termination arrangements for our executive officers;

•	Approve the peer group to be used in competitive compensation analysis;

•	Evaluate the market check data for our executives and senior management reporting directly to our CEO using the approved peer group;

•	Evaluate competitive compensation levels for directors, including our Chairman of the Board, using the approved peer group and make recommendations for director compensation to the full Board for approval;

•	Evaluate the risks associated with our compensation philosophy and all compensation programs, including those of our named executive officers; and

•	Appoint and determine the appropriate fees for independent compensation consultants, legal counsel, and other MD&C Committee advisors.

2015 MD&C Committee Actions

•	The MD&C Committee’s independent compensation consultant, McLagan, conducted a market check of our compensation peer group in September 2014. Based on this review, the MD&C Committee made changes to base salary.

•	In early 2015 McLagan conducted a market check using the 2015 peer group described below which resulted in changes to annual incentive opportunities at threshold, target and maximum, and long-term incentive opportunities for our NEOs effective January 1, 2015.

•	The MD&C Committee reviewed in-depth benchmarking of current practices and peer data for the compensation of non-employee members of the Board of Directors provided by McLagan. This resulted in a revised compensation plan for members of the Board of Directors as described on p.25.

•	The MD&C Committee reviewed the performance measures in the annual incentive plan and added two new relative performance measures, ROAA and ROAE, removing the efficiency ratio as a performance measure and reweighting all remaining performance measures.

•	In response to market practices and the advice of our independent compensation consultant, we increased the weighting of the 3-year EPS performance measure included in the NEO long-term equity incentive awards and decreased the TSR 1-year performance measure resulting in a greater portion of the award at-risk based on shareholder return.

•	We reviewed the peer group used for compensation market checks in early 2015 based on recommendations from McLagan. We also reviewed the peer group used for the relative Total Shareholder Return (“TSR”) performance measure used in the restricted share awards to our NEOs. Alternatives were reviewed including available indices and custom peer groups to ensure the comparative group appropriately represents our industry peers. As a result, we revised the peer group that we used to measure our performance to the SNL Small Cap U.S. Bank and Thrift Index.

•	We reviewed the Company’s defined benefit pension plan and 401(k) plan, and made changes effective January 1, 2016 to provide the future availability of both plans to all eligible employees.

•	The MD&C Committee actively reviewed plans for management succession including for the announced retirement of our Chief Operating Officer to ensure the placement of highly qualified executives in key management positions both now and in the future.

•	The MD&C Committee reviewed the market data and internal equity considerations and approved our CEOs’ compensation recommendation for the General Counsel and Chief Risk Officer.

Management Succession Planning

The MD&C Committee was actively involved in the ongoing review of our succession plan and supported management in actions taken during the year in support of the plan. The plan and resulting actions reflects our strong commitment to recruiting and retaining highly qualified executives and our support for employee development and internal succession plans. The plan provides organization alternatives in the event of both planned and unplanned succession needs. The MD&C Committee feels comfortable that we are prepared for succession events and will continue to review succession preparation.

The MD&C Committee Independent Compensation Consultant

The MD&C Committee retains McLagan, an Aon Hewitt Company, as its independent compensation consultant. McLagan reports directly to the Chair of the MD&C Committee. McLagan has no personal or business relationship with any member of the MD&C Committee. McLagan is retained solely by the MD&C Committee and provides no other services to us that are not specifically authorized by the MD&C Committee.

The MD&C Committee assessed the independence of McLagan in light of the SEC rules regarding compensation advisor independence. As part of this assessment, the MD&C Committee reviewed McLagan’s responses to questions addressing factors related to its independence and concluded that the services provided by

McLagan to the MD&C Committee do not raise any conflicts of interest. Aon Corporation is the parent of McLagan as well as Aon Hewitt and Radford. At the request of management, Aon Hewitt provided employee benefits brokerage services to us in 2015 and, at the direction of the MD&C Committee, provided consulting services related to the development of our 2015 Long-Term Incentive Plan. Radford provides equity valuation and data hosting services for the Company’s equity plans.

The MD&C Committee retains McLagan to:

•	Obtain information on compensation levels, programs, practices and reported pay for both executives and directors within certain peer groups and the broader market; and

•	Provide the MD&C Committee with a report on compensation trends among our peers and the broader market.

While McLagan provides reports and recommendations to the MD&C Committee regarding our executive compensation programs, the MD&C Committee is solely responsible for determining the form of compensation, the final amount, and the level of performance targets used in our executive compensation plans.

During 2015, the MD&C Committee requested McLagan provide the following assistance:

•	Review and update our peer group based on parameters determined by the MD&C Committee;

•	Analyze and present competitive market data of total executive compensation including base pay, annual cash incentive awards, long-term equity-based incentive awards and elements of other compensation;

•	Assist in the review and design of annual and long-term equity-based incentive plans; and

•	Analyze and present peer competitive market data on director compensation including cash and equity compensation for board service and compensation for membership on board committees.

The Role of Executive Officers with the MD&C Committee

The MD&C Committee reviews and discusses with the CEO his evaluation of the job performance and leadership of the other NEOs as well as his recommendations for compensation for the other NEOs. The MD&C Committee evaluates the performance of the CEO with input from the Board. The MD&C Committee has final discretion over all compensation decisions regarding our CEO and each of our other NEOs.

The MD&C Committee has delegated to our CEO authority to approve the adoption, amendment or termination of our benefit plans if the action is expected to have an estimated annual impact on our Statement of Income of $500,000 or less.

In 2015, our Director of Human Resources and Enterprise Planning and our General Counsel and Chief Risk Officer regularly attended MD&C Committee meetings and assisted with the collection and presentation of required materials. The MD&C Committee Chair also has access to independent legal counsel as needed.

Shareholder Input and Outreach

At our 2015 Annual Meeting of Shareholders, over 81% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The MD&C Committee did not make any specific changes in response to the “say on pay” vote, but did engage with shareholders and made changes to compensation based on these interactions.

In 2015 and into 2016, we continued to engage in a dialogue with individual and institutional shareholders to solicit their input on a range of topics including executive compensation. We particularly sought out specific shareholders who did not vote “FOR” on “say on pay” in 2015 to provide information and respond to any concerns. All relevant feedback from those interactions was shared with the MD&C Committee. We continue to welcome feedback from shareholders on this topic for consideration by the MD&C Committee. In response to shareholder input and in alignment with market practices, the Committee decreased the annual cash portion of the CEO’s and CFO’s total compensation opportunity and increased the long-term equity incentive portion of the total compensation opportunity resulting in an equivalent, market competitive, total compensation opportunity for these executives.

Based on the results of a 2012 shareholder vote, the Board implemented an annual advisory vote on executive compensation. The next vote by shareholders regarding the frequency of advisory votes on executive compensation will occur no later than our annual meeting in 2018.

The MD&C Committee Assessment of Compensation Risk

With information provided by management, the MD&C Committee has reviewed the design and operation of our incentive compensation arrangements for all employees, including our NEOs, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us.

With oversight by the MD&C Committee, we have designed our compensation program to avoid excessive risk-taking and related financial consequences. To this end, we:

•	Use both short and long-term compensation and performance measures to balance the time horizon of decision-making;

•	Use a variety of performance measures that ensure a balanced focus on performance;

•	Include maximum potential award levels for performance-based awards;

•	Have a clawback policy in place in the event financial results are negatively adjusted after a plan payment is made; and

•	Use discretion in determining performance results as needed to adjust for either positive or negative performance variables to ensure results appropriately reflect actual performance.

The MD&C Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on us.

HOW COMPENSATION DECISIONS ARE MADE

We Follow a Consistent Compensation Philosophy

We believe that executive compensation should be directly linked to continuous improvements in corporate performance while remaining competitive relative to the compensation of our peers. Our compensation philosophy describes the framework for our decision-making.

To achieve our executive compensation philosophy, we designed our program to:

•	Drive performance relative to our clearly-defined goals, balancing short-term operational objectives with long-term strategic goals;

•	Align our executives’ long-term interests with those of our shareholders by placing a substantial portion of total compensation at risk, contingent on our performance and the executive’s continued employment;

•	Align our executives’ compensation with stock price performance over time;

•	Attract and retain our highly-qualified executives needed to achieve our financial goals, and maintain a stable executive management group;

•	Limit financial risk under the compensation plans through risk-balanced plan design and by using recoupment (“clawback”) provisions;

•	Use data and independent expertise to fully understand the compensation market and compensation practices; and

•	Ensure that compensation programs vary compensation both up and down in relationship to changes in our performance and the NEO’s individual performance.

We Compare our Compensation and Performance to Peers

To attract and retain qualified executives, we periodically compare the total compensation package we offer our NEOs against a peer group of comparable institutions whose executives manage similarly-sized balance sheets and constituencies. We believe that our peer group fairly represents the market for executive talent in which we compete and includes institutions that share our business and market challenges.

In early 2015, we updated our peer group based on data provided by McLagan. The Committee found that the existing peer group had become smaller than desirable due to M&A-related changes and as a result increased the geographic scope beyond the Northeast region. The peer group includes publicly-traded financial institutions that generally adhere to the following criteria:

•	headquarters in the Northeastern, Midwest and Middle Atlantic U.S., excluding major metropolitan areas;

•	Asset size from $1.5 billion to $6.0 billion; with return on average assets greater than 0.5%; and non-performing assets/total assets: < 2%; and with a similar business model including the exclusion of banks with thrift charters; and

•	Some exceptions to the general selection criteria were made for banks that are direct competitors in our market areas.

The following Regional Peer Group was utilized by the MD&C Committee for the 2015 NEO compensation decisions.

1st Source Corporation(1)	Horizon Bancorp(1)

Arrow Financial Corporation	Lakeland Bancorp, Inc.

Berkshire Hills Bancorp, Inc.	MainSource Financial Group, Inc. (1)

Brookline Bancorp, Inc.	Merchants Bancshares, Inc. (1)

Camden National Corporation	Meridian Bancorp, Inc.

Chemung Financial Corporation	Metro Bancorp Inc.(2)

City Holding Company(1)	MidWestOne Financial Group, Inc. (1)

CNB Financial Corporation	NBT Bancorp Inc.

Enterprise Bancorp, Inc.	NewBridge Bancorp(2)

First Busey Corporation(1)	Peoples Bancorp Inc.

First Commonwealth Financial Corporation	Pinnacle Financial Partners, Inc. (1)

First Community Bancshares, Inc. (1)	S&T Bancorp, Inc.

First Financial Corporation(1)	Tompkins Financial Corporation

First Merchants Corporation(1)	TowneBank(1)

First Mid-Illinois Bancshares, Inc. (1)	Washington Trust Bancorp, Inc.

(1)	The Regional Peer Group was established in early 2014 and these banks were added to the Regional Peer Group for 2015. Community Bank System, Century Bancorp and First Connecticut Bancorp were removed from the Regional Peer Group as they no longer met the selection criteria.
(2)	Metro Bancorp Inc. and NewBridge Bancorp were acquired during 2015.

At the time we selected our 2015 Regional Peer Group, our assets ($3.05 billion) were near the peer group median of $3.11 billion.

For 2015, the MD&C Committee also used a peer group to measure relative Total Shareholder Return performance over time under our Long Term Equity-Based Incentive Plan and for the relative performance measures in the Annual Cash Incentive Plan. We determined that a broader market index is an appropriate measure of this performance metric and selected the SNL Small Cap U.S. Bank & Thrift Index as the peer group for this purpose. The SNL Peer Group includes all publicly traded (NYSE, NYSE MKT, NASDAQ, OTC) Banks and Thrifts in SNL’s coverage universe with $250M to $1B total common market capitalization.

We Consider Individual Performance

The MD&C Committee believes that the individual performance of our NEOs is relevant in all compensation decisions. We formally consider individual performance in determining annual merit base salary changes and for the determination of the individual performance portion of the annual cash incentive plan.

We measure individual performance for our NEOs, using an annual goal-setting process that aligns individual goals with our annual business plan and other key strategic initiatives. Individual performance is assessed after the completion of the year.

A summary of the 2015 individual performance of NEOs follows:

Mr. Birmingham’s performance was evaluated by the MD&C Committee with input from our Chairman. Highlights of Mr. Birmingham’s 2015 performance included the achievement of key financial targets, the acquisition of Courier Capital (“Courier”), the successful execution of our strategic planning initiatives focused on enhanced shareholder value, the implementation of an Enterprise Risk Management process, the continued development of a highly-qualified executive team, the planned succession for a key executive position and the ongoing focus on increasing long-term shareholder value through engaged employees, strategic growth and in-depth market knowledge.

Mr. Birmingham evaluated the job performance of the remaining NEOs reporting his evaluation to the MD&C Committee for their approval. The MD&C Committee considered the role of each NEO in the identification and negotiation related to the acquisition of Courier. Mr. Klotzbach oversaw the management of our finances including the acquisition of Courier, the successful sub-debt offering, capital planning and the ongoing implementation of an effective investor relations program. Mr. Harrison led projects related to the Company’s retail growth and strategic opportunities while fostering the management structure changes associated with preparation for his retirement. Mr. Kenefick led our commercial lending group through a year where loan growth exceeded expectations and key commercial positions and goals came to fruition. Mr. Kreienberg managed the sub-debt offering project, managed the Company’s successful implementation of an Enterprise Risk Management process and oversaw a number of key legal, regulatory and compliance activities

2015 COMPENSATION DECISIONS

Base salary

Base salary is the only component of our executives’ total direct compensation that is not at-risk based on our performance and/or stock price variations. The MD&C Committee reviews the base salaries of our NEOs annually and whenever an NEO changes position.

Base salary, including changes based on 2014 individual performance and/or market-based adjustments effective after January 1, 2015 are shown below:

Name	Title	Actions (effective January 1, 2015)	Base Salary (effective January 1, 2015)

Martin K. Birmingham	President and Chief Executive Officer	Committee approved a 5% merit and market increase of 17% for both positions.	$514,000
Kevin B. Klotzbach	Executive Vice President, Chief Financial Officer and Treasurer		$280,000

Richard J. Harrison	Executive Vice President, Chief Operating Officer	Committee approved a merit increase of 3%.	$289,000

Jeffrey P. Kenefick	Executive Vice President, Commercial Banking Executive and Regional President for the Southern Region	Committee approved a merit increase of 5%.	$220,000

William L. Kreienberg	Executive Vice President, General Counsel, Chief Risk Officer	As a new hire, Mr. Kreienberg’s pay was based on a review of market data for similar positions at comparable banks and a review of internal pay equity.	$260,000

Annual Cash Incentive Plan

Our annual cash incentive plan is a performance-based cash plan designed to reward eligible employees, including our NEOs, for the achievement of our specific company financial goals and successful individual performance. The primary objective of the plan is to provide our NEOs with a direct link between their compensation and their attainment of pre-established annual performance goals that result in attaining and surpassing annual financial performance goals and that contribute to our long-term strategic goals.

Target Incentive Opportunity

We set target incentive opportunities based on a percentage of base salary that reflects a market level target compensation opportunity for each NEO. The threshold and maximum percentages reflect both the MD&C Committee’s review of market data and the MD&C Committee’s judgment of the level of award opportunity appropriate for the performance goals established. The differences in opportunity also reflect each NEO’s relative responsibility for achieving the company performance goals based on his position. In 2015, based on feedback we received from shareholders, we reduced the award opportunity at threshold for all NEOs and reduced the target and maximum opportunities for Messrs. Birmingham, Klotzbach and Kenefick in favor of increased equity award opportunities to enhance the focus on long-term performance-based pay.

Name	Award as a Percent of Salary (Interpolated between performance levels)
	Threshold	Target	Maximum

Martin K. Birmingham	3%	40%	65%

Kevin B. Klotzbach	2%	30%	50%

Richard J. Harrison	2%	40%	60%

Jeffrey P. Kenefick	2%	30%	50%

William L. Kreienberg	2%	40%	50%

Gateway Performance Criteria

Our annual cash incentive plan uses two gateway prerequisite performance criteria to receive an award under the plan as follows:

•	We must receive a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. The CAMELS rating, which is assigned by the Uniform Financial Institutions Rating System, is based on performance in six areas: the adequacy of capital, the quality of assets, the capability of management, the quality and level of earnings, the adequacy of liquidity, and sensitivity to market risk. We are prohibited by applicable banking regulations from publicly disclosing our CAMELS rating.

•	Executives must be employed at the time of payment and must receive a minimum performance evaluation rating of satisfactory or better to be eligible for any payout.

The Committee determined these performance criteria were met for 2015.

Company Performance Goals and Results

For 2015, we made changes to the performance measures in the annual cash incentive plan. The Committee added two relative performance measures of return on average assets, which we refer to as ROAA, and return on average equity, which we refer to as ROAE. The Committee believes that the addition of these performance measures allow us to reward our NEOs for the Company’s performance relative to our peers on external measures that commonly are analyzed in our industry. These measures complement the performance measures of earnings per share and net charge-offs, which incentivize our NEOs to achieve our strategic goals. The Committee removed the efficiency ratio as a performance measure as the Company had regularly performed within the top deciles on that performance measure and did not want to underweight the remaining performance measures.

The MD&C Committee believes that earnings per share, net charge-offs and relative ROAA and ROAE are appropriate measures because they:

•	Reflect our annual financial and operational performance;

•	Are key contributors to the creation of shareholder value;

•	Are tracked in the ordinary course of business;

•	Include a measure of performance as compared to peers; and

•	Can be effectively communicated to all plan participants.

We weighted these performance measures as follows for purposes of calculating our annual cash incentive plan awards:

We set the goals for each company performance measure, based on our performance expectations in the 2015 strategic plan and budget that our Board of Directors approved in early 2015. We established the threshold and maximum level for each performance measure after analyzing the performance required and the potential shareholder value created at each award level. The chart below shows our 2015 company performance goals and results.

Performance Measure	2015 Performance Goals			2015 Actual Results
	Threshold	Target	Maximum

EPS	$1.70	$2.00	$2.10	$1.90

NCO	0.55%	0.48%	0.33%	0.40%

Relative ROAE	25th Percentile	50th Percentile	75th Percentile	74th Percentile

Relative ROAA	25th Percentile	50th Percentile	75th Percentile	49th Percentile

Individual Performance

We measure individual job performance for our NEOs, using an annual goal-setting process that aligns individual goals with our annual strategic plan and other key strategic initiatives. We assess job performance against these goals after the completion of the year. We determine the individual component of the annual incentive plan by increasing or decreasing the annual incentive plan award earned by the NEO by up to 25% based on the NEOs’ individual performance. For a description of our assessment of our NEOs’ individual performance for 2015, see “How Compensation Decisions Are Made” above.

2015 Earned Awards

Based on company performance goal achievement between target and maximum for the net charge-offs and ROAE performance measures and achievement between threshold and target for the EPS and ROAA performance measures, we determined that our NEOs met their combined performance goals slightly above target. Based solely on our financial performance results at slightly above target, our NEOs were entitled to awards as follows, subject to adjustment for individual performance: Mr. Birmingham - $201,848; Mr. Klotzbach - $84,812; Mr. Harrison - $105,456; Mr. Kenefick - $66,638; and Mr. Kreienberg - $85,566.

After reviewing the individual performance results for 2015, the MD&C Committee adjusted 25% of the annual incentive plan award based on individual performance. The MD&C Committee determined that Mr. Birmingham’s performance and the performance of our other NEOs exceeded expectations and increased the portion of the award subject to adjustment for individual performance by 115%.

Name	2015 Earned Award	Incentive as a Percent of 2015 Base Salary

Martin K. Birmingham	$209,417	41%

Kevin B. Klotzbach	$87,992	31%

Richard J. Harrison	$109,411	38%

Jeffrey P. Kenefick	$69,137	31%

William L. Kreienberg	$88,775	34%

Long Term Equity-Based Incentive Plan

In 2015, our shareholders approved the 2015 Long-Term Equity Incentive Plan at the annual meeting of shareholders. Earlier in 2015, we issued a performance-based restricted share award to each of our NEOs under our 2009 Management Stock Incentive Plan that focuses our NEOs on both long-term shareholder return and key financial performance in the year of grant. The vesting condition for these awards encourages retention of our NEOs. No stock options were granted in 2015. We annually review and approve the plan design.

Structure of Awards

•	The awards are granted in the form of performance-based restricted stock. Thirty percent of the shares subject to each grant will be earned based upon achievement of an EPS measure and seventy percent of the shares will be earned based on a three-year TSR measure, on a percentile basis. The shares earned based on the achievement of the EPS and TSR measures, if any, will vest on the third anniversary of the grant date assuming the recipient’s continuous service to the Company. We believe that the combination of EPS and 3-year relative TSR compared to our compensation peer group provide a strong performance-based incentive for our NEOs that aligns with shareholder value creation. Based on the clear links between pay and performance, we believe it is appropriate to use EPS as a performance measure under both the annual and long-term incentive plans, as balanced by other measures.

•	For NEOs, the grant date value of the award is based on a percentage of base salary as shown below.

Gateway Performance Criteria

Like our cash incentive plans, our long-term equity-based incentive plan uses two gateway prerequisite performance criteria to receive an award under the plan as follows:

•	The Company’s regulatory safety and soundness assessment must equal or exceed the expectations of the MD&C Committee set at the beginning of the year. We must receive a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. The CAMELS rating, which is assigned by the Uniform Financial Institutions Rating System, is based on performance in six areas: the adequacy of capital, the quality of assets, the capability of management, the quality and level of earnings, the adequacy of liquidity, and sensitivity to market risk. We are prohibited by applicable banking regulations from publicly disclosing our CAMELS rating.

•	Executives must be employed at the time of payment and must receive a minimum performance evaluation rating of satisfactory or better to be eligible for any payout.

The Committee determined these performance criteria were met for 2015.

The structure of the 2015 awards and the 2015 performance results follows:

Name	2015 Grant Date Value of Restricted Shares as a % of Base Salary
	Threshold	Target	Maximum
Martin K. Birmingham	18%	50%	75%
Messrs. Klotzbach & Kenefick	11%	30%	45%
Messrs. Harrison & Kreienberg	11%	20%	30%

Performance Measures & Measurement Period	2015 Performance Goals			2015 Actual Results
	Threshold	Target	Maximum(1)

30% Grant Year EPS (01/01/2015 – 12/31/2015)	$1.70	$2.00	$2.10	$1.90

3-Year Relative TSR(2) (01/01/2015 – 12/31/2017)	40th Percentile	50th Percentile	80th Percentile	N/A (Determined as of 12/31/2017)

(1)	Restricted share awards are granted at the maximum level and if performance is below maximum, then the shares not earned based on performance goals are forfeited.
(2)	If our absolute TSR is less than 0% for the performance period, the number of shares will not exceed target.

The following table includes the details of the restricted share grant made to NEOs in February 2015 and the shares earned on the 30% of the shares that were subject to the one-year EPS performance goal. Shares were forfeited for performance less than maximum. The shares earned based on 2015 EPS performance remain subject to three-year time vesting and continued employment.

Name	Restricted Share Grant February 2015	Award Granted at Maximum (#)	Target (#)	FY 2015 EPS Performance as a % of target	Restricted Shares Earned Subject to Vesting (#)

Martin K. Birmingham	Subject to Grant Year EPS Performance	5,066	3,344	83%	2,786
	Subject to 3-Year Relative TSR Performance	11,820	7,913	Determined as of 12/31/2017

Kevin B. Klotzbach	Subject to Grant Year EPS Performance	1,673	1,105	83%	920
	Subject to 3-Year Relative TSR Performance	3,902	2,574	Determined as of 12/31/2017

Richard J. Harrison	Subject to Grant Year EPS Performance	1,151	760	83%	633
	Subject to 3-Year Relative TSR Performance	2,685	1,772	Determined as of 12/31/2017

Jeffrey P. Kenefick	Subject to Grant Year EPS Performance	1,314	868	83%	722
	Subject to 3-Year Relative TSR Performance	3,066	2,023	Determined as of 12/31/2017

William L. Kreienberg	Subject to Grant Year EPS Performance	1,035	684	83%	569
	Subject to 3-Year Relative TSR Performance	2,416	1,594	Determined as of 12/31/2017

ADDITIONAL ELEMENTS OF COMPENSATION

401(k) Retirement Savings Plan

We maintain a 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, which is available to all eligible employees including NEOs. We match 100% of employee deferrals up to 3% of eligible salary, plus 50% of deferral amounts in excess of 3% up to 6% of eligible salary. Participants may elect up to 25% of their account balance to be invested in our common stock under the 401(k) Plan. In addition, the 401(k) Plan provides for catch-up contributions for eligible employees. We do not match catch-up contributions. All NEOs participate in the 401(k) Plan. Our matching contributions to our NEOs are included in the “Other Compensation” column in the Summary Compensation Table.

Effective January 1, 2016, the 401(k) Plan was amended to discontinue the Company’s matching contribution.

Pension Plan

We maintain a defined benefit pension plan, which we refer to as the DB Plan, in which Messrs. Birmingham, Klotzbach, Harrison and Kenefick participate. The DB Plan was closed to new participants as of December 31, 2006. Additional information regarding the pension benefits of our NEOs can be found in the Pension Benefits Table.

Effective January 1, 2016, the DB Plan was amended to make it available to eligible employees who were hired on and after January 1, 2007, as a cash balance benefit. Also effective January 1, 2016, the DB formula for plan participants hired before December 31, 2006 was revised.

Other Benefits

Eligible employees, including our NEOs, may participate in our health and welfare benefit programs, including medical (including a high deductible health plan), dental, vision coverage, disability and life insurance. These benefits are offered to all employees as a part of our competitive total compensation program.

Perquisites and Other Personal Benefits

We provide our NEOs with perquisites that the MD&C Committee believes are reasonable and consistent with our overall compensation program, and allow our NEOs to more effectively discharge their responsibilities to us. All NEOs were provided use of a company-owned vehicle in 2015. We have fifty retail and commercial banking offices located in a 10,000 square mile footprint throughout western and central New York. We believe the regular presence of our NEOs in the markets we serve is best accomplished by providing them with the use of a company-owned vehicle. We also reimburse Messrs. Birmingham, Klotzbach, Harrison, Kenefick and Kreienberg for membership costs for various clubs and organizations. The MD&C Committee believes such memberships provide important opportunities for business development activities and demonstrate our philosophy of community involvement in the markets in which we do business. The amounts attributable to each of our NEOs for personal use of a company-owned vehicle and membership reimbursements are included in the “All Other Compensation” column in the Summary Compensation Table.

Agreements with Named Executive Officers

Executive Agreements:

During 2015, Messrs. Birmingham, Klotzbach and Harrison were subject to executive agreements (collectively, the “Agreements”).

The Agreements provide for change-in-control severance benefits and also contain provisions for the protection of our confidential and proprietary information and non-competition and non-solicitation restrictions in the event the executive’s employment with us terminates.

We believe that severance protection, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers in the banking industry. We consider these severance protections to be an important part of an executive’s compensation and consistent with similar benefits offered by our competition. The occurrence or potential occurrence of a change-in-control transaction will create uncertainty regarding the continued employment of our executive officers. These transactions often result in significant organizational changes, particularly at the executive level. We believe that change-in-control benefits mitigate against the potential negative consequences to executives of actively pursuing possible change-in-control transactions that may be in the best interest of shareholders.

Accordingly, the Agreements provide for the continuation of compensation in the event of certain terminations within a specified period following a change-in-control for Messrs. Birmingham, Harrison and Klotzbach. The Agreements use a “double trigger,” which means that acceleration of vesting and severance payments requires both the change-in-control event and a qualifying termination of employment, consisting of the executive’s involuntary termination without cause or voluntary termination for good reason within 12 months following a change-in-control transaction. In the event of a qualifying termination (involuntary termination without cause or voluntary termination for good reason) within the 12-month period following a change-in-control, the executive will receive an amount equal to two times the sum of his base salary (three times the sum of his base salary for Mr. Birmingham) for the calendar year ending just before the date on which the change-in-control occurred plus the average of the executive’s annual incentive compensation for the three calendar years ending before the date on which the change-in-control occurred. We will pay these amounts in equal installments following the executive’s termination date for the continuation period. The agreement with Mr. Birmingham was amended to provide a continuation period of 3 years. The agreements with Messrs. Klotzbach and Harrison provide a continuation period of 2 years. We will also continue to pay for health and dental coverage, for up to 18 months, for each executive and his covered dependents. In addition, all restricted stock awards, stock options and other rights that the executive may hold to purchase or otherwise acquire shares of our common stock will immediately become fully vested at the maximum level and, in the case of stock options, exercisable in full for the total number of shares that are or might become purchasable thereunder.

In all cases, the executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits to the executive will not be subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code and the payments are deductible by us.

In the event of termination due to a change-in-control, the non-competition and non-solicitation provisions of the Agreements are effective during the period the executive is receiving any compensation or benefits from us under the Agreement. If the executive terminates and is not entitled to compensation under the agreement, the non- competition and non-solicitation provisions of the Agreements are effective for six months following the executive’s termination of employment. If the executive’s employment terminates with eligibility for compensation or benefits under another arrangement with us, the non-competition and non-solicitation provisions of the Agreement will be effective for the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from us; or (ii) the six-months following the executive’s termination of employment. Further information regarding the benefits under the Agreements is included under the Potential Payments Upon Termination of Employment or Change in Control section on page 57.

Retirement Agreement and Consulting Agreement with Mr. Harrison:

On May 21, 2014, we entered into a Supplemental Executive Retirement Agreement (the “Retirement Agreement”) with Mr. Harrison in recognition of his past contributions and valuable services provided to us, and encourage his continued employment with us and to provide him with additional incentive to achieve our corporate objectives.

Pursuant to the Retirement Agreement, Mr. Harrison is entitled to receive a supplemental retirement benefit payable over a ten-year period in substantially equivalent payments commencing April 1, 2017. The annual supplemental retirement benefit amount is determined by multiplying Mr. Harrison’s average annual compensation for the period of January 1, 2014 through December 31, 2015 by 40% and then subtracting $79,700, provided that the annual benefit amount will be at least $67,200. Mr. Harrison’s average annual compensation will be $80,470, which is the average of the sum of his annual base salary and his annual award under our annual incentive plan, each for the period of January 1, 2014 through December 31, 2015.

In the event of Mr. Harrison’s death, his beneficiary will be entitled to receive a lump-sum payment equal to any unpaid amounts under the Retirement Agreement. In the event of Mr. Harrison’s disability, he will receive any unpaid installments of his benefit under the Retirement Agreement as scheduled. In the event of a change of control, Mr. Harrison will receive any unpaid installments of his benefit under the Retirement Agreement as scheduled, provided, however, to avoid duplication of benefits, if Mr. Harrison is entitled to receive benefits in connection with the change of control pursuant to his Agreement with us, dated May 22, 2013, he will forfeit his benefits under the Retirement Agreement.

Our obligations under the Retirement Agreement are conditioned upon Mr. Harrison executing a release of claims in the form attached to the Retirement Agreement. The Retirement Agreement also contains provisions for the protection of our confidential and proprietary information, as well as noncompetition and non-solicitation restrictions. The non-competition provision is effective for the period of time during which the Mr. Harrison is receiving any compensation or benefits from us under the Retirement Agreement, and the non-solicitation provision is effective for the five-year period following the commencement of payment of benefits to Mr. Harrison under the Retirement Agreement.

In addition, the MD&C Committee approved Mr. Harrison’s intention to maintain a consulting relationship with us for the first year following his retirement, which occurred on March 31, 2016. The agreement provides for a one year consulting fee of $100,000 for regular consulting related to indirect lending and general management matters that will be paid in equal installments over the year.

OTHER COMPENSATION CONSIDERATIONS

Stock Ownership Requirements

To demonstrate the strong commitment of our Board and our NEOs to our performance and to further promote our commitment to sound corporate governance, the MD&C Committee approved in January 2015 a revision to our policy on share ownership increasing most requirements to 150% of the requirement in 2014. Executive officer and director stock ownership guidelines have been adopted as follows:

Position	Required Ownership

CEO	3x Annual Base Salary

CFO and Treasurer/ General Counsel and CRO	1.5x Annual Base Salary

Other NEOs	1x Annual Base Salary

Non-employee Directors	Shares with a value at least equal to $150,000

Shares that count toward satisfaction of the stock ownership requirements include: shares owned outright by such person or his or her immediate family members residing in the same household, 401(k) funds invested in shares of our stock, shares acquired upon stock option exercises, shares held in trust for the benefit of such person and earned performance-based shares.

All covered executive officers and directors are required to achieve their stock ownership requirement within five years from their election as director or, in the case of an executive, from the most recent annual measurement period. Those subject to the requirements must retain at least 75% of shares issued to them by us until the holding requirement is met. Once achieved, ownership of the required amount must be maintained for as long as the individual holds an executive officer position or serves as a director. For 2015, all members of our Board of Directors have met their stock ownership requirement. For 2015, all of our NEOs met their respective stock ownership requirement, except for Mr. Kreienberg who joined the organization in late 2014 and who is committed to meeting the requirement within the required timeframe.

Clawback Provision

All of our executive incentive compensation plan documents and award agreements incorporate a clawback provision which states that if the MD&C Committee determines that a covered individual received a payment, bonus, retention award, or incentive compensation award that was determined using materially inaccurate criteria, then the amount that was paid as a result of the materially inaccurate criteria shall be repaid to us by the employee. To date, no clawback action has been required.

Policy Regarding Derivatives, Pledging and Hedging

Our Board of Directors has adopted a policy that prohibits all executive officers, including our NEOs, and members of our Board of Directors from pledging shares on margin, trading in derivative securities of our common stock, or engaging in the purchase or sale of any other financial instruments (including forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our common stock.

Tax and Accounting Implications

The financial reporting and income tax consequences of individual compensation elements are important considerations for the MD&C Committee when analyzing the overall level of executive compensation and the individual components of executive compensation. Overall, the MD&C Committee seeks to balance its objective of ensuring an effective compensation package for our NEOs with the benefit from deductibility of compensation, while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Our 2009 Management Stock Incentive Plan and the Financial Institutions, Inc. 2015 Long-Term Incentive Plan are structured to allow us, but not require us, to pay compensation exempt from Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally provides that we may not deduct compensation that is paid to certain individuals each year of more than $1,000,000 per individual, unless an exception applies. Compensation pursuant to stock options and other performance-based compensation may be exempted from the limitations imposed under Section 162(m) if certain requirements are met. The MD&C Committee believes that shareholders’ interests are best served if our discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Accordingly, the MD&C Committee may grant awards and enter into agreements under which the related compensation is not fully deductible under Section 162(m) if the MD&C Committee determines such arrangements are in the best interests of our shareholders.

Under Financial Accounting Standards Board Accounting Codification Standards Topic 718, we are required to recognize compensation expense on our income statement over the requisite service period or performance period based on the grant date fair value of stock options and restricted stock.

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The MD&C Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the MD&C Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

THE MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Andrew W. Dorn, Jr., Chairman

Samuel M. Gullo

Erland E. Kailbourne

James H. Wyckoff

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table contains information concerning the compensation earned by our NEOs for each of the fiscal years ended December 31, 2015, 2014, and 2013 in which they were an NEO.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin K. Birmingham	2015	514,000	200,921	209,417	13,916	22,638	960,892
President & Chief Executive	2014	420,000	91,151	235,957	83,387	21,182	851,677
Officer	2013	335,865	43,537	131,036	-	29,250	539,688
Kevin B. Klotzbach	2015	280,000	66,337	87,992	30,625	28,669	493,623
EVP, Chief Financial Officer &	2014	230,000	40,334	99,986	177,097	26,679	574,096
Treasurer	2013	199,407	27,852	60,364	27,646	25,330	340,599
Richard J. Harrison	2015	289,000	45,644	109,411	355,623	24,194	823,872
EVP & Chief Operating Officer	2014	280,500	49,188	121,940	306,555	22,818	781,001
	2013	275,000	43,537	85,113	17,262	28,467	449,379
Jeffrey P. Kenefick	2015	220,000	52,116	84,416	16,285	13,280	386,097
EVP, Commercial Executive &	2014	209,100	36,665	108,830	79,007	12,553	446,155
Regional President	2013	191,668	7,415	54,156	-	23,321	276,560
William L. Kreienberg	2015	260,000	76,386	88,775	-	20,627	445,788
EVP & Chief Risk Officer

(1)	The grant date fair value of all stock awards has been calculated in accordance with FASB ASC 718. In the case of restricted shares subject to a service requirement only, the value is determined by multiplying the number of units granted by the closing price of our stock on the grant date. For restricted shares subject to both service and performance requirements awarded during 2015, amounts shown reflect the grant date fair value of such awards for the one- and three-year performance periods beginning in 2015 based on the probable outcome of performance conditions related to these restricted share awards at the grant date. The 2015 restricted share awards include both market-related (TSR) and internal (EPS) performance goals as described under the caption “Long-Term Equity-Based Incentive Plan” in the Compensation Discussion and Analysis section of this proxy statement. Consistent with the applicable accounting standards, the grant date fair value of the market-related TSR component has been determined using a Monte Carlo simulation model. The table below sets forth the grant date fair value for the restricted share awards granted during 2015:

Executive Name	Probable Outcome of Performance Conditions Grant Date Fair Value ($) *	Market-related Component Grant Date Fair Value ($) **	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Martin K. Birmingham	75,865	125,056	240,003
Kevin B. Klotzbach	25,054	41,283	79,244
Richard J. Harrison	17,237	28,407	54,523
Jeffrey P. Kenefick	19,678	32,438	62,253
William L. Kreienberg	15,500	25,561	49,045

*

Amounts shown represent the grant date fair value of the restricted share awards subject to the internal EPS performance goal (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance for the one year performance period beginning in 2015. The grant date fair value of the EPS goal component of the restricted share awards awarded on February 25, 2015 was $22.69 per share, which was the closing share price of our common stock on that date.
**	Amounts shown represent the grant date fair value of restricted share awards subject to the market-related TSR goal component of the restricted share awards, for which expense recognition is not subject to probable or maximum outcome assumptions. The weighted-average grant date fair value of the market-related TSR goal component of the restricted share awards awarded on February 25, 2015 was $10.58 per share, which was determined using a Monte Carlo simulation model. The significant assumptions used in this simulation model were a volatility rate of 26.8%, a risk-free interest rate of 0.92%, and a dividend yield rate of 3.53%.
(2)	The amount in this column for Mr. Kenefick includes $15,279 of his 2013 non-equity incentive plan award, which was deferred and paid in 2015 upon satisfying certain performance measures.
(3)	The amounts reported in this column reflect the aggregate change in the actuarial present value of each NEO’s accrued pension benefit under our defined benefit pension plan based on the assumptions used for FASB ASC 715 at each measurement date. As such, changes reflect changes in value due to an increase or decrease in the FASB ASC 715 discount rates, changes in the mortality tables, and changes due to the accrual of plan benefits. The amount reported for Mr. Harrison also includes $329,575, representing the estimated present value of future benefits under his supplemental executive retirement agreement. Mr. Kreienberg was not eligible to participate in our defined benefit pension plan at December 31, 2015.
(4)	Amounts reported in this column for 2015 are itemized in the table below captioned “All Other Compensation”.

All Other Compensation

The following table sets forth details of “All Other Compensation”, as presented above in the Summary Compensation Table for 2015.

Executive Name	Use of Company Vehicle ($)	Club Memberships ($)	401(k) Matching Contribution ($)	Other ($)(1)	Total ($)
Martin K. Birmingham	4,202	6,061	11,925	450	22,638
Kevin B. Klotzbach	8,159	6,605	11,925	1,980	28,669
Richard J. Harrison	4,059	2,029	11,925	6,181	24,194
Jeffrey P. Kenefick	2,126	491	10,213	450	13,280
William L. Kreienberg	6,447	1,190	11,700	1,290	20,627

(1)	This column discloses the taxable portion of group term life insurance.

2015 Grants of Plan-Based Awards

The following table shows the plan-based awards granted during the fiscal year ended December 31, 2015 to each of our NEOs.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant date fair value of stock awards(4) ($)
Executive Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Martin K.		15,420	205,600	334,100
Birmingham	02/25/15				4,053	11,257	16,886		200,921
Kevin B.		5,600	84,000	140,000
Klotzbach	02/25/15				1,349	3,679	5,575		66,337
Richard J.		5,780	115,600	173,400
Harrison	02/25/15				1,392	2,532	3,836		45,644
Jeffrey P.		4,400	66,000	110,000
Kenefick	02/25/15				1,060	2,891	4,380		52,116
William L.		5,200	104,000	130,000
Kreienberg	02/25/15				1,253	2,278	3,451		41,061
	01/14/15							1,500	35,325

(1)	This represents the annual cash incentive opportunity under our 2015 annual cash incentive plan at threshold, target or maximum performance. The amount actually paid for 2015 is set forth in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Please refer to the Compensation Discussion and Analysis under the caption “Annual Cash Incentive Plan” for additional information about the performance conditions applicable to each payment.
(2)	These columns show the potential number of shares that our NEOs could earn under our 2015 long-term equity-based incentive plan at threshold, target or maximum performance. The measures and potential payouts are described in more detail in the Compensation Discussion and Analysis section of this proxy statement under the caption “Long-Term Equity-Based Incentive Plan”.
(3)	Shares of restricted stock cliff vest at 100% after 3 years from the date of grant.
(4)	See footnote 1 to the “Summary Compensation Table” for a description of the method used to determine the grant date fair value of stock awards.

For additional information regarding our annual cash incentive plan and our long-term equity-based incentive plan, please see the discussions under “Annual Cash Incentive Plan” and “Long-Term Equity-Based Incentive Plan” in the Compensation Discussion and Analysis.

Outstanding Equity Awards at December 31, 2015

	Option awards			Stock awards
Executive Name	Number of securities underlying unexercised options Exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(6)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(6)
Martin K. Birmingham	-	-	-	5,648	(1)	158,144	15,536	(7)	435,008
Kevin B. Klotzbach	1,500	19.41	07/25/17	2,186	(2)	61,208	5,546	(7)	155,288
Richard J. Harrison	1,650	19.75	07/26/16	2,177	(3)	60,956	4,690	(7)	131,320
	1,500	19.41	07/25/17
Jeffrey P. Kenefick	2,500	19.75	07/26/16	1,873	(4)	52,444	4,561	(7)	127,708
	2,500	19.41	07/25/17
William L. Kreienberg	-	-	-	2,069	(5)	57,932	2,416	(7)	67,648

(1)	2,862 shares vest on February 18, 2017 and 2,786 shares vest on February 25, 2018.
(2)	1,266 shares vest on February 18, 2017 and 920 shares vest on February 25, 2018.
(3)	1,544 shares vest on February 18, 2017 and 633 shares vest on February 25, 2018.
(4)	1,151 shares vest on February 18, 2017 and 722 shares vest on February 25, 2018.
(5)	1,500 shares vest on January 14, 2018 and 569 shares vest on February 25, 2018.
(6)	Market values calculated using $28.00 per share, which was the closing market price of our common stock on December 31, 2015.
(7)	Represents the maximum number of restricted stock awards subject to TSR performance measures granted on February 18, 2014 and February 25, 2015. Of the restricted stock awards reported for Messrs. Birmingham, Klotzbach, Harrison, Kenefick and Kreienberg, 3,716, 1,644, 2,005, 1,495 and 0, respectively, will vest on February 18, 2017, subject to the TSR performance measure and recipient’s continued employment with the Company and 11,820, 3,902, 2,685, 3,066 and 2,416, respectively, will vest on February 25, 2018, subject to the TSR performance measure and recipient’s continued employment with the Company.

Option Exercises and Stock Vested in 2015

The following table provides information about stock options exercised by our NEOs during 2015 and restricted stock held by our NEOs that vested in 2015.

	Option Awards		Stock Awards
Executive Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Martin K. Birmingham	3,150	20,576	4,509	118,466
Kevin B. Klotzbach	1,650	11,435	2,229	60,720
Richard J. Harrison	-	-	2,958	82,824
Jeffrey P. Kenefick	-	-	841	21,856
William L. Kreienberg	-	-	-	-

(1)	Value realized on exercise is the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.
(2)	Represents the number of vested shares multiplied by the closing market price of our common stock on the date of vesting.

Pension Benefits

We maintain a defined benefit pension plan in which our NEOs included below have an accumulating benefit. The following Pension Benefits table provides information regarding the present value of the accumulated benefit and years of credited service for our NEOs under the New York State Bankers Retirement System Volume Submitter Plan as adopted by Financial Institutions, Inc. (the “New York Bankers Retirement Plan”). The table also includes the present value of the accumulated benefit to Mr. Harrison under his Supplemental Executive Retirement Agreement. The present value of accumulated benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2015. None of our NEOs received pension payments during 2015.

Executive Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits(1) ($)
Martin K.Birmingham	New York Bankers Retirement Plan	9.8	232,360
Kevin B. Klotzbach	New York Bankers Retirement Plan	13.3	649,097
Richard J. Harrison	New York Bankers Retirement Plan	11.4	480,293
	Supplemental Executive Retirement Agreement	-	536,157
Jeffrey P. Kenefick	New York Bankers Retirement Plan	8.8	211,966
William L. Kreienberg		-	-

(1)	The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under U.S. generally accepted accounting principles. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits, refer to Note 17 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Benefits under the defined benefit pension plan are based on years of service and the NEO’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all wages, and other compensation as reported on the NEO’s form W-2. Normal retirement age for NEOs who first participated in our plan prior to January 1, 2004 is age 62 with ten years of vesting service, as defined in the plan. Normal retirement age is age 65 for any NEO who first participated in the plan on or after January 1, 2004. The normal retirement benefit is an annual pension benefit calculated as follows:

Basic Benefit

For benefit service accrued prior to January 1, 2004:

¡	1.75 % of average highest five consecutive years’ compensation multiplied by credited service accrued prior to January 1, 2004 up to 35 years; plus

For benefit service accrued on or after January 1, 2004 through December 31, 2015:

¡	1.50% of average highest five consecutive years’ compensation, multiplied by credited service accrued on or after January 1, 2004 through December 31, 2015, provided that such service shall not exceed the difference between (i) 35 and (ii) the participant’s years of benefit earned prior to January 1, 2004 (up to 35); plus

Each of the above formulas are increased by 1.25% of average highest five consecutive years’ compensation multiplied by credited service in excess of 35 years up to 5 years; minus

Offset Benefit

Each of the above formulas are reduced by 0.49% of the average final three years’ compensation, up to covered compensation, multiplied by credited service up to 35 years.

The normal benefit form is payable as a single life pension with sixty payments guaranteed. There are a number of optional forms of benefit available to participants, all of which are adjusted actuarially.

Early retirement benefits are available at age 55 under the plan and are reduced from the basic benefits calculation shown above. The amount of the reduction depends on a participant’s enrollment and vesting in the plan as of January 1, 2004. Messrs. Klotzbach and Harrison are eligible for retirement.

Material Terms of the Supplemental Executive Retirement Agreement with Mr. Harrison

We entered into a supplemental executive retirement agreement (the “Retirement Agreement”) with Mr. Harrison as of May 21, 2014, in recognition of his past contributions and valuable services provided to us, to encourage his continued employment with us and to provide him with additional incentive to achieve our corporate objectives.

Pursuant to the Retirement Agreement, Mr. Harrison is entitled to receive a supplemental retirement benefit payable over a ten-year period in substantially equivalent payments commencing April 1, 2017. The annual supplemental retirement benefit amount was determined by multiplying Mr. Harrison’s average annual compensation for the period of January 1, 2014 through December 31, 2015 by 40% and then subtracting $79,700, provided that the annual benefit amount will be at least $67,200. Mr. Harrison’s average annual compensation will be $80,470, which is the average of the sum of his annual base salary and his annual award under our annual incentive plan, each for the period of January 1, 2014 through December 31, 2015.

In the event of Mr. Harrison’s death, he will be entitled to receive a lump-sum payment equal to any unpaid amounts under the Retirement Agreement, provided that if he had died before December 31, 2015, then his aggregate benefit under the Retirement Agreement would have been limited to $672,000. In the event of Mr. Harrison’s disability, he will receive any unpaid installments of his benefit under the Retirement Agreement as scheduled, provided that if he had been disabled before December 31, 2015, then his aggregate benefit under the Retirement Agreement would have been limited to $672,000. In the event of a change of control of the Company, Mr. Harrison will receive any unpaid installments of his benefit under the Retirement Agreement as scheduled, provided, however, to avoid duplication of benefits, if Mr. Harrison is entitled to receive benefits in connection with the change of control pursuant to his Executive Agreement with the Company, dated May 22, 2013, he will forfeit his benefits under the Retirement Agreement.

Our obligations under the Retirement Agreement are conditioned upon Mr. Harrison executing a release of claims in the form attached to the Retirement Agreement. The Retirement Agreement also contains provisions for the protection of our confidential and proprietary information, as well as non-competition and non-solicitation restrictions. The non-competition provision is effective for the period of time during which the Mr. Harrison is receiving any compensation or benefits from us under the Retirement Agreement, and the non-solicitation provision is effective for the five-year period following the commencement of payment of benefits to Mr. Harrison under the Retirement Agreement.

Potential Payments Upon Termination of Employment or Change in Control

As discussed under “Agreements with Named Executive Officers,” on page 47, we have entered into executive agreements (the “agreements”), which include change of control provisions, with Messrs. Birmingham, Klotzbach and Harrison. The agreements are designed to promote stability and continuity of our senior management. The agreements include a “double trigger” structure which provides that the executive officer will not receive a “change of control” payment unless both (i) a change in control occurs and (ii) the executive’s employment terminates involuntarily for reasons other than for cause or voluntarily for good reason within a year, in either case following the change in control.

Under the agreements, a change of control will be deemed to have occurred if:

1.	any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”)), other than Financial Institutions, Inc (“FII”) or a subsidiary of FII, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of FII securities possessing twenty percent (20%) or more of the voting power for the election of directors of FII; or

2.	there is consummated

i.	any consolidation, share exchange or merger of FII in which FII is not the continuing or surviving corporation or pursuant to which any shares of FII’s common stock are to be converted into cash, securities or other property, provided that the transaction is not with a corporation which was a subsidiary of FII immediately before the transaction; or

ii.	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of FII; or

3.	“approved directors” constitute less than a majority of the entire Board of Directors, with “approved directors” defined to mean the members of the Board of Directors of FII as of the date of the agreements and any subsequently elected members who are nominated or approved by at least three quarters of the approved directors on the Board prior to such election.

A change-in-control termination under the agreements requires that within 12 months following a change in control: (i) the executive’s employment is terminated other than for cause; or (ii) the executive terminates employment for “good reason.” Termination for “good reason” means that the executive has terminated employment because the executive’s compensation has been reduced, or the executive’s job duties have been materially changed or the executive’s principal place of employment has changed by more than 75 miles. If the circumstances that create the “good reason” are resolved upon notice, a “good reason” termination is generally not available.

Each of the agreements requires that the executive not disclose or use confidential information of the company both during and after the conclusion of the executive’s employment, and not solicit employees of the company and not compete with the company during the term of the agreement and during the greater of any period for which the executive is entitled to receive compensation or six months thereafter.

Each of the agreements includes a continuation multiple and a continuation period which are used to calculate potential payments under the agreement as follows:

Executive Name	Continuation Multiple	Continuation Period
Martin K. Birmingham	Three	36 months
Kevin B. Klotzbach	Two	24 months
Richard J. Harrison	Two	24 months

In the event an executive experiences a termination that qualifies after a change in control, compensation and benefits under the agreements include: (1) payment of the sum of the base salary for the most recent calendar year ending before the date of the change in control and the average of the annual incentive compensation earned for the three most recent calendar years ending before the date of the change in control multiplied by the continuation multiple, payable in equal installments over the continuation period; (2) the immediate vesting of all stock options and restricted stock; and (3) payment of the cost to continue medical and dental benefits for a period not to exceed 18 months.

The agreements also include a provision that limits change-in-control payments to executives in order to eliminate any potential excise taxes under Section 280G of the Internal Revenue Code. In the event the calculated payment exceeds the 280G limit, the benefits will be reduced to an amount below the limit.

The equity awards outstanding as of December 31, 2015 for each of the NEOs were issued under the 2009 Management Stock Incentive Plan. Under the 2009 Management Stock Incentive Plan, upon death, disability or retirement of a participant, the following will occur: (1) forfeiture of all restricted stock that is subject solely to the passage of time; and (2) the vesting of a pro rata portion of all restricted stock whose vesting is based wholly or partially based on the achievement of performance-based goals, as determined by the MD&C Committee in its sole discretion.

The following table includes the amount of compensation payable to each of the NEOs upon a termination of employment under certain circumstances on December 31, 2015.

Executive Name	Benefit	Resignation ($)	Termination Without Cause or For Good Reason Following a Change in Control ($)(4)	Death, Disability or a Change in Control ($)
Martin K. Birmingham	Pay continuation	-	1,779,066	-
	Equity award vesting(1)	-	593,152	593,152
	Health benefits continuation	-	18,244	-

	Total	-	2,390,462	593,152

Kevin B. Klotzbach	Pay continuation	-	610,096	-
	Equity award vesting(1)	-	216,496	216,496
	Health benefits continuation	-	1,377	-

	Total	-	827,969	216,496

Richard J. Harrison	Pay continuation(3)	-	801,940	672,000
	Equity award vesting(1)	-	192,276	192,276
	Health benefits continuation	-	31,507	-

	Total	-	1,025,723	192,276

Jeffrey P. Kenefick(2)	Equity award vesting(1)	-	-	180,152

William L. Kreienberg(2)	Equity award vesting(1)	-	-	125,580

(1)	The figures shown reflect the value of those restricted stock awards that would accelerate, calculated using a price per share of $28.00 which was the closing sales price for a share of our common stock on December 31, 2015.
(2)	The amount reported for Messrs. Kenefick and Kreienberg is the value of restricted stock vesting provided under the 2009 Management Stock Incentive Plan as they are not parties to an Executive Agreement.
(3)	As described in “Retirement Agreement and Consulting Agreement with Mr. Harrison” beginning on page 48, in the event of his death or disability, Mr. Harrison, or his beneficiary in the event of his death, would be entitled to receive a lump-sum payment equal to any unpaid amounts under the Retirement Agreement.
(4)	The agreements also include a provision that limits change-in-control payments to executives in order to eliminate any potential excise taxes under Section 280G of the Internal Revenue Code. In the event the calculated payment exceeds the 280G limit, the benefits will be reduced to an amount below the limit.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders. We also believe that we and our shareholders both benefit from responsive corporate governance policies and constructive and consistent dialogue. We are providing our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement. We encourage you to review the tables and our narrative discussion included in this Proxy Statement.

This “Say on Pay” proposal is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether advisory votes on executive compensation paid to our named executive officers should be held every one, two or three years. At the 2012 Annual Meeting of Shareholders, shareholders approved an advisory resolution to vote annually to approve, on an advisory basis, the compensation of our named executive officers. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next vote on the frequency of shareholder votes on executive compensation, which will occur at the 2018 Annual Meeting of Shareholders.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to approve the compensation of our named executive officers as described under Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the enclosed narrative disclosure) in this Proxy Statement. Accordingly, our Board unanimously recommends that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that on an advisory basis, the 2015 compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related disclosures in this Proxy Statement for its 2016 Annual Meeting of Shareholders is hereby approved.”

The outcome of this advisory vote is non-binding and does not overrule any decision by us or our Board (or any committee thereof), create or imply any change to our fiduciary duties or those of our Board (or any committee thereof), or create or imply any additional fiduciary duties for us or our Board (or any committee thereof). Although the advisory vote on the compensation of our named executive officers is non-binding, our Management Development & Compensation Committee will review the results of the vote and evaluate whether any actions are necessary to address such results.

The Board of Directors unanimously recommends that the shareholders approve the Say on Pay resolution and, accordingly, recommends a vote “FOR” this proposal.

AUDIT COMMITTEE REPORT

Our Audit Committee assists the Board of Directors in its general oversight of financial reporting process, internal controls and audit functions as well as risk management relating to those areas. The Audit Committee conducts business in accordance with its charter and meets regularly. The Audit Committee met eight times during 2015. At various times during the 2015 fiscal year, the Audit Committee met with KPMG LLP (“KPMG”) and the internal auditors, with and without management present.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm, KPMG, is responsible for performing an independent audit of (i) our consolidated financial statements and (ii) the effectiveness of our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, our Audit Committee met with management and the independent accountants and reviewed and discussed our December 31, 2015 audited consolidated financial statements. The Audit Committee also discussed with the independent accountants matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee received written disclosures and the letter from the independent accountants required by the applicable sections of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee, concerning independence, discussed with the independent accountant the independent accountant’s independence from management and the Company, and considered the compatibility of non-audit services with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants and its review of the information described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, to be filed with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE

Robert M. Glaser, Chair

Karl V. Anderson, Jr.

Samuel M. Gullo

James L. Robinson

Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for 2015 and 2014, and fees billed for other services rendered by KPMG.

	2015	2014
Audit Fees(1)	$443,070	$424,300
Audit Related Fees(2)	23,120	12,800
Tax Fees(3)	88,920	186,854
All Other Fees(4)	-	-

Total fees	$555,110	$623,954

(1)	Audit fees include fees for services that normally would be provided by KPMG in connection with statutory and regulatory filings or engagements and that generally only an independent accountant can provide. In addition to fees for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements in accordance with generally accepted auditing standards, this category contains fees for comfort letters, statutory audits, consents, and assistance with and review of documents filed with the SEC.
(2)	Audit related fees consist of services rendered in connection with regulatory compliance procedures.
(3)	Tax fees are fees for professional services rendered by KPMG for tax compliance, tax advice, and tax planning. Tax fees for 2014 included amounts related to the planning and formation of our wholly-owned real estate investment trust, Five Star REIT, Inc.
(4)	There were no additional fees, other than those reported as audit fees, audit related fees and tax fees, paid or payable to KPMG for the fiscal years ended December 31, 2015 and 2014.

Pre-Approval Policy

Procedures have been adopted that require Audit Committee pre-approval of all permissible services to be performed by the independent accountant, including the fees and other compensation to be paid to the independent accountant, with the exception of certain routine additional professional services that may be performed at the request of management without pre-approval. The additional professional services include tax assistance, research and compliance, assistance researching accounting literature and assistance in due diligence activities. The engagement letter entered into with KPMG for tax compliance services and tax consulting services states such services will not exceed $10,000 per quarter and that a listing of the additional services provided to us each quarter, if any, will be provided to the Audit Committee at their next meeting. All of the accounting services and fees reflected in the table above were reviewed and approved by the Audit Committee.

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board has ratified the decision of the Audit Committee to appoint KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although we are not required to do so, we are seeking shareholder ratification of this appointment as a matter of good corporate governance. KPMG has audited our financial statements since 1995. Representatives of KPMG will be present at the meeting to make a statement, if they desire to do so, and will be available to respond to questions from our shareholders.

Although we are not required to submit the appointment to a vote of the shareholders, our Board believes it is appropriate as a matter of good corporate governance to request that the shareholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the shareholders fail to ratify the appointment, the Board may reconsider whether to retain KPMG and reserves the discretion to retain KPMG or appoint another independent registered public accounting firm. Even if the appointment is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in our best interests and our shareholders.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Related Party Transaction Policy provides for the oversight of related party transactions by our Chief Risk Officer. Pursuant to such policy, our Chief Risk Officer is notified whenever a potential related party transaction is being contemplated. Our Chief Risk Officer refers any potential transactions, with appropriate supporting detail, to the Audit Committee of our Board of Directors. The Audit Committee determines whether the transaction is a related party transaction as such term is defined under Item 404(a) of Regulation S-K. If the Audit Committee determines that the potential transaction would be a related party transaction, then the Audit Committee determines whether to approve or decline the proposed transaction. The Audit Committee has not established a written policy regarding the factors it considers in deciding whether to approve a potential related party transaction. Instead, the Audit Committee considers all factors that it deems appropriate and then decides whether to approve the transaction using its business judgment.

During 2015, neither we nor any of our subsidiaries was a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer or related party had or will have a direct or indirect material interest other than:

•	Compensation arrangements described within this document; and

•	The transactions described below.

During 2015, our directors and executive officers and their respective affiliates were customers of and had loans and/or other transactions with us and/or our subsidiaries. All such loans and other transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time they were made for comparable loans and other transactions with persons not related to us, and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans to directors and executive officers are subject to limitations contained in the Federal Reserve Act. All loans to our directors and executive officers are made in conformity with the Federal Reserve Act and applicable regulations. Presently we have such loans and expect to have similar loans with our directors, executive officers, substantial shareholders and their affiliates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission reports of transactions in and ownership of our common stock. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports and representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December  31, 2015.

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Development & Compensation Committee (“MD&C”) consists of Messrs. Gullo, Dorn, Kailbourne and Wyckoff. We have no MD&C Committee interlocks. Each of our MD&C Committee members is an independent, outside director. None of our MD&C Committee members is a current or former officer or employee of the Company. None of the members of the MD&C Committee has served as an officer or an employee of the Company and none of our executive officers has served as a member of a compensation committee of any entity which has an executive officer serving as a member of our MD&C Committee or our Board of Directors.

NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW

On August 31, 2015, we renewed our policies of management and professional liability primary insurance and excess directors’ and officers’ liability insurance, each for a one-year term, at a total premium cost of $326,684, including broker of record commissions. The primary liability policy is carried with AIG National Union Fire Insurance Company of Pittsburgh, PA and the excess policies are carried with CNA Continental Casualty Company, Travelers St. Paul Fire and Marine Insurance Company, and AIG Illinois National Insurance Company. Policies cover all directors and officers of Financial Institutions, Inc. and its subsidiaries.  The Board Risk Oversight Committee oversees the insurance renewal process.

HOUSEHOLDING

The SEC’s “householding” rules permit us to deliver only one Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability of Proxy Materials to shareholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to the Company’s Corporate Secretary at Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569, or by calling our Corporate Secretary at (585) 786-1100. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker, or other holder of record), the bank, broker, or other holder of record may deliver only one copy of the proxy materials to shareholders who have the same address unless the bank, broker, or other holder of record has received contrary instructions from one or more of the shareholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future should contact their bank, broker, or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed BLUE proxy card will vote on such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

SHAREHOLDERS MAY RECEIVE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE CORPORATE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 LIBERTY STREET, WARSAW, NEW YORK 14569. SHAREHOLDERS MAY ALSO VIEW THE ANNUAL REPORT ON FORM 10-K AT OUR WEBSITE (www.fiiwarsaw.com), UNDER THE INVESTOR RELATIONS TAB.

IMPORTANT!

PLEASE VOTE THE BLUE PROXY CARD TODAY!

WE URGE YOU NOT TO SIGN ANY white PROXY CARD OR VOTING

INSTRUCTION FORM SENT TO YOU BY THE CLOVER GROUP

Remember, you can vote your shares by telephone or via the Internet. Please follow the easy instructions on the enclosed BLUE proxy card.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Shareholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

Banks and Brokers Call Collect: (203) 658-9400

Appendix A

Supplemental Information Concerning Participants in the Company’s Solicitation of Proxies

The following tables (“Directors and Nominees” and “Executive Officers and Employees”) list the name and business address of the directors and nominees of the Company and the name, present principal occupation and business address of the Company’s executive officers and employees who, under SEC rules, are considered to be participants in the Company’s solicitation of proxies from its shareholders in connection with the Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of the Company’s directors and nominees are included in the biographies under the section above titled “Business Experience and Qualification of Directors and Nominees.” The names of each director and nominee are listed below, and the business addresses for all the directors and nominee is c/o Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569.

Karl V. Anderson, Jr.

John E. Benjamin

Martin K. Birmingham

Andrew W. Dorn, Jr.

Robert M. Glaser

Samuel M. Gullo

Susan R. Holliday

Erland E. Kailbourne

Robert N. Latella

James L. Robinson

Kim E. VanGelder

James H. Wyckoff

Executive Officers and Employees

The executive officers and other employees who are considered Participants as well as their positions with the Company, which constitute their respective principal occupations, are listed below. The business address for each person is c/o Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569.

Name	Title
Martin K. Birmingham	President and Chief Executive Officer
Kevin B. Klotzbach	Executive Vice President, Chief Financial Officer and Treasurer
William L. Kreienberg	Executive Vice President, General Counsel and Chief Risk Officer

Information Regarding Ownership of Company Securities By Participants

The number of shares of the Company’s common stock beneficially held as of April 11, 2016 by its directors and those executive officers and other employees who are Participants appears in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement. Except as described in this Appendix A or otherwise in this proxy statement, none of the persons listed above in “Directors” and “Executive Officers and Employees” owns any debt or equity security issued by us of record that he or she does not also own beneficially.

Transactions in the Company’s Securities by Participants—Last Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant between April 1, 2014 and April 1, 2016. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans, and no part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	# of Shares	Transaction Description
Karl V. Anderson, Jr.	05/06/15	1,075	Restricted stock award.
	04/06/15	200	Exercise of stock option
	02/09/15	200	Exercise of stock option
	05/07/14	900	Restricted stock award.
John E. Benjamin	02/01/16	2,000	Exercise of stock option
	02/01/16	(1,550)	Disposition of common stock in a partial cashless exercise
	02/02/16	(450)	Shares gifted
	05/06/15	1,075	Restricted stock award.
	02/06/15	1,000	Exercise of stock option
	02/06/15	200	Exercise of stock option
	02/06/15	(51)	Disposition of common stock in a cashless exercise
	02/06/15	(1,149)	Disposition of common stock in a cashless exercise
	05/07/14	900	Restricted stock award.
Martin K. Birmingham	02/02/16	9,254	Purchase in the open market; direct ownership.
	01/27/16	(2,280)	Forfeiture of restricted common stock
	12/31/15	(83)	Forfeiture of restricted common stock
	12/31/15	(1,093)	Disposition of common stock as tax withholding
	11/04/15	2,000	Purchase in the open market; direct ownership.
	10/30/15	1,650	Exercise of stock option
	10/30/15	1,500	Exercise of stock option
	03/02/15	4,000	Purchase in the open market; direct ownership.
	02/25/15	16,886	Restricted stock award.
	01/28/15	(855)	Forfeiture of restricted common stock
	11/05/14	4,596	Exercise of stock option
	07/28/14	5,000	Purchase in the open market; direct ownership.
Andrew W. Dorn, Jr.	11/06/15	555	Director retainer paid in lieu of cash
	06/10/15	1,500	Purchase in the open market; direct ownership.
	05/06/15	1,075	Restricted stock award.
	05/06/15	644	Director retainer paid in lieu of cash
	05/07/14	900	Restricted stock award.
	05/07/14	5,000	Initial ownership
Robert M. Glaser	02/25/16	2,000	Purchase in the open market; direct ownership.
	11/06/15	556	Director retainer paid in lieu of cash
	05/06/15	1,075	Restricted stock award.
	05/06/15	645	Director retainer paid in lieu of cash
	02/05/15	3,100	Purchase in the open market; direct ownership.
	05/07/14	900	Restricted stock award.
	05/07/14	1,000	Initial ownership
Samuel M. Gullo	05/06/15	1,075	Restricted stock award.
	04/30/15	1,000	Exercise of stock option
	05/07/14	900	Restricted stock award.

Name	Transaction Date	# of Shares	Transaction Description
Susan R. Holliday	03/14/16	2,000	Exercise of stock option
	05/06/15	1,075	Restricted stock award.
	05/07/14	900	Restricted stock award.
Erland E. Kailbourne	11/06/15	927	Director retainer paid in lieu of cash
	05/06/15	1,075	Restricted stock award.
	05/06/15	1,074	Director retainer paid in lieu of cash
	12/04/14	367	Exercise of stock option
	05/07/14	900	Restricted stock award.
Robert N. Latella	05/06/15	1,075	Restricted stock award.
	04/30/15	1,000	Exercise of stock option
	02/25/15	148	Exercise of stock option
	05/07/14	900	Restricted stock award.
James L. Robinson	05/06/15	1,075	Restricted stock award.
	12/22/14	200	Exercise of stock option
	05/07/14	900	Restricted stock award.
James H. Wyckoff	05/06/15	1,075	Restricted stock award.
	04/27/15	1,000	Exercise of stock option
	05/07/14	900	Restricted stock award.
Kevin B. Klotzbach	02/03/16	1,500	Exercise of stock option
	01/27/16	(753)	Forfeiture of restricted common stock
	12/31/15	(53)	Forfeiture of restricted common stock
	11/02/15	1,650	Exercise of stock option
	02/25/15	5,575	Restricted stock award.
	01/28/15	(379)	Forfeiture of restricted common stock
	10/29/14	2,553	Exercise of stock option
William L. Kreienberg	01/27/16	(466)	Forfeiture of restricted common stock
	06/09/15	2,500	Purchase in the open market; acquisition under IRA.
	06/01/15	500	Purchase in the open market; acquisition under IRA.
	05/27/15	1,800	Purchase in the open market; acquisition under IRA.
	05/26/15	200	Purchase in the open market; acquisition under IRA.
	05/21/15	2,000	Purchase in the open market; acquisition under IRA.
	05/18/15	2,000	Purchase in the open market; acquisition under IRA.
	05/13/15	1,000	Purchase in the open market; acquisition under IRA.
	03/10/15	700	Purchase in the open market; acquisition under IRA.
	03/02/15	303	Purchase in the open market; acquisition under IRA.
	02/25/15	3,451	Restricted stock award.
	02/23/15	1,000	Purchase in the open market; acquisition under IRA.
	02/11/15	1,000	Purchase in the open market; acquisition under IRA.
	02/09/15	2,000	Purchase in the open market; acquisition under IRA.
	01/14/15	1,500	Purchase in the open market; direct ownership.

Miscellaneous Information Regarding Participants

Except as described in the proxy statement or this Appendix A, to the Company’s knowledge: none of the Participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries, (ii) has purchased or sold any of such securities within the past two years, or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix A or the proxy statement, no associates of a “participant” beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix A or the proxy statement, neither we nor any of the “participants” have a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in Appendix A or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

FINANCIAL INSTITUTIONS, INC.

2016 Annual Meeting of Shareholders

June 3, 2016

This Proxy is solicited by the Board of Directors

By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or internet, and appoint Kevin B. Klotzbach and Sonia M. Dumbleton, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize them, or either of them, to represent and to vote, and otherwise act on behalf of the undersigned with all powers that the undersigned would have if personally present thereat, with respect to, all of the shares of common stock of Financial Institutions, Inc., a New York corporation (the “Company”), that you are entitled to vote at the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) to be held at the Company’s corporate headquarters located at 220 Liberty Street, Warsaw, New York 14569 on Friday, June 3, 2016, at 10:00 a.m., local time, and any adjournment, postponement, continuation or rescheduling thereof. The undersigned hereby revokes any other proxy heretofore executed by the undersigned for the 2016 Annual Meeting and acknowledges receipt of the Notice of the 2016 Annual Meeting and proxy statement dated April 19, 2016.

The proxy holder is authorized to act, in accordance with his or her discretion, upon all matters incident to the conduct of the meeting and upon other matters that properly come before the 2016 Annual Meeting, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. Subject to the conditions set forth in the proxy statement, if any nominee named on the reverse side declines or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof. This proxy, when properly executed, will be voted in the manner directed herein. Unless a contrary direction is given, the shares represented by this proxy will be voted “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

(Continued and to be signed on the other side.)

SEE REVERSE SIDE

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3.	Please mark vote as indicated in this example	☒

1. Election of Four Directors of the Company, each to serve until the 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

Nominees:

01 Martin K. Birmingham	03 Kim E. VanGelder
02 Samuel M. Gullo	04 James H. Wyckoff

*FOR ALL EXCEPT
FOR ALL	WITHHOLD ALL	(See instructions below)

☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below

2. Non-binding, advisory resolution to approve the compensation paid to the Company’s named executive officers for the year ended December 31, 2015	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To transact such other business as may properly come before the 2016 Annual Meeting of Shareholders and any adjournments or postponements thereof.

Date: , 2016

Signature

Signature (Joint Owner)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

Your telephone or internet proxy authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your BLUE proxy card.

AUTHORIZE YOUR PROXY BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/FISI

AUTHORIZE YOUR PROXY BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

Call « « Toll Free « « 1-888-266-6794 There is NO CHARGE to you for this call

OPTION A:	You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B:	If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

Internet and Telephone voting is available through 9:00 AM Eastern	CONTROL NUMBER
Time on June 3, 2016	for Telephone/Internet Proxy Authorization